U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                                 Amendment No. 3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             Global Health Trax Inc.


             (Exact name of registrant as specified in its charter)


Nevada                              2834
------                              ----                             91-1961408
(State or other         (Primary Standard Industrial           (I.R.S. Employer
jurisdiction of          Classification Code Number)        Identification No.)
incorporation or
organization)

                      2465 Ash Street, Vista, CA 92081-8424

        (Address of registrant's principal executive offices) (Zip Code)

                                  760-542-3000
              (Registrant's Telephone Number, Including Area Code)

                                Kennan E. Kaeder
                        110 West "C" Streets, Suite 1300
                           San Diego, California 92101
                             Telephone 619-232-6545
                             Facsimile 619-374-7277
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective. The securities are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



CALCULATION OF REGISTRATION FEE


         Title of each class    Amount to be          Proposed maximum     Proposed maximum      Amount of
         of                     registered (1)        offering price per   aggregate offering    registration fee
         securities to be                             share                price
         registered

         Common stock           4,000,000 (1)         $1.25                $5,000,0000            $633.00
         no par value

                                3,705,206 (1)         $1.25                $4,631,507.50          $469.00




(1) Includes 3,705,206 shares offered by selling shareholders, and 4,000,000 shares offered by Global Health Trax, Inc. The offering price of $1.25 per share for the selling shareholders was estimated for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus

                 Global Health Trax, Inc., a Nevada corporation

                             Up To 7,705,206 Shares

                                  Common Stock

                         Offering Price $1.25 per share

This prospectus relates to 7,705,206 shares of our common stock. We are offering for sale 4,000,000 shares of our common stock in a direct public offering and we are registering 3,705,206 common shares on behalf of the selling shareholders. The purchase price is $1.25 per share. No underwriter is involved in the offering and distribution of the shares. We are offering the shares without any underwriting discounts or commissions. Of the shares being offered, selling shareholders will sell 3,705,206 shares of their own shares. Selling shareholders may sell their shares of common stock either directly or through a broker-dealer in transactions between selling shareholders and purchasers. We are not selling any shares on behalf of the selling shareholders. If all of the shares offered are purchased, the proceeds will be $9,631,597. Of that amount, $4,631,507 will be received by the selling shareholders and $5,000,000 of the proceeds will be received by us. No minimum amount is required to be sold in this offering. This is our initial public offering and no public market currently exists for shares of our common stock. This offering will terminate six months following the effective date of this registration statement unless Global Health Trax, Inc. determines to extend the offering for one additional term of six months.



--------------------- ------------------- -------------------- ----------------
Title of securities    Number of offered    Offering price        Proceeds
   to be offered            shares             per share
--------------------- ------------------- -------------------- ----------------
  Common Stock            4,000,000 (1)           $1.25            $5,000,000
  Common Stock            3,705,206 (2)           $1.25            $4,631,507
--------------------- ------------------- -------------------- ----------------

(1) Shares offered by Global. (2) Shares offered by the selling shareholders.


See "Risk Factors" on page 7 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.


The date of this prospectus is___________,2005


Subject to completion.

                                TABLE OF CONTENTS




Prospectus Summary ...........................................................6
Risk Factors..................................................................7
Use of Proceeds..............................................................14
Determination of Offering Price..............................................14
Dilution.....................................................................16
Capitalization...............................................................17
Selling Security Holders.....................................................17
Plan of Distribution.........................................................18
Legal Proceedings............................................................24
Directors, Executive Officers, Promoters and Control Persons.................24
Executive Compensation ......................................................25
Security Ownership of Certain Beneficial Owners and Management...............26
Description of Securities....................................................27
Interest of Named Experts and Counsel........................................29
Disclosure of Commission Position on Indemnification for Securities
Act Liabilities..............................................................29
Description of Business .....................................................32
Management's Discussion and Analysis of Financial Condition and Results of
    Operations...............................................................47
Description of Property......................................................57
Certain Relationships and Related Transactions...............................57
Market for Common Equity and Related Stockholder Matters.....................59
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure.........................................................59
Experts......................................................................59
Legal Matters................................................................59
Additional Information.......................................................60
Financial Statements................................................F-1 to F-36
Indemnification of Directors and Officers..................................II-1
Other Expenses of Issuance and Distribution................................II-1
Recent Sales of Unregistered Securities....................................II-2
Exhibits...................................................................II-3
Undertakings...............................................................II-4
Signatures.................................................................II-5

                             Outside Back Cover Page

                      Dealer Prospectus Delivery Obligation

Until ___________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary
------------------
Our Business:                         Our principal business address is 2465
                                      Ash Street, Vista, California 92081-8424
                                      Our telephone number is 760-542-3000
                                      We develop, manufacture and distribute our own nutrition and other wellness products through home-based business entrepreneurs and other direct sales venues.

Our state of organization:            We were incorporated in Nevada in 1999.

Summary financial information:        The summary financial information set
                                      forth below is derived from the more
                                      detailed financial statements appearing
                                      elsewhere in this Form SB-2. We have
                                      prepared our financial statements
                                      contained in this Form SB-2 in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this prospectus.

Income Statement                      Period from
                                      January 1, 2003 to December 31, 2003

Revenue                               $7,819,836
Net Income (Loss)                     $ (227,465)
Net Income (Loss) Per Share           $    (0.01)

Balance Sheet                         December 31, 2003

Total Assets                          $2,279,246
Total Liabilities                     $1,628,919
Shareholders' Equity                  $  650,327

Number of shares being offered:       7,705,206 shares
                                      are being offered. Selling shareholders
                                      intend to sell 3,705,206 of the shares
                                      being registered pursuant to this
                                      registration statement and we intend to
                                      sell 4,000,000 shares.


Number of shares outstanding          25,105,206 shares of our common stock are
after the offering:                   currently issued and outstanding. After
                                      the offering, 29,099,649 shares of our
                                      common stock will be issued and
                                      outstanding.


Estimated use of proceeds:            $5,000,000 for industrial plant
                                      development, debt reduction and working
                                      capital.

                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. Any person who cannot afford the loss of his or her entire purchase price for the offered shares should not purchase the offered shares because such a purchase is highly speculative and involves significant risks. Our business objectives must also be considered speculative, and we cannot guaranty that we will satisfy those objectives. Purchasers of the offered shares may not realize any return on their purchase of the offered shares. Purchasers may lose their investments in us completely.

                          Risks Related to the Business


Since we have a history of financial losses failure to raise funds from this offering could severely impact our business. We may not be able to further implement our business strategy unless sufficient funds are raised as a result of this offering, business operations or subsequent public or private offerings, which could prevent us from conducting marketing activities and becoming profitable. We do not currently have any specific plans to conduct an additional public or private offering. We have recently completed a private offering of 3,705,206 shares of common stock that resulted in $2,010,030 in proceeds to Global, including the conversion of debt for stock and stock subscriptions receivable in the amount of $187,500. In order to develop our business and fund proposed manufacturing activities, we believe that the proceeds from this offering will be sufficient to conduct our operations for the next 12 months although there can be no assurance that this is in fact true. Our net losses for our two most recent fiscal years are $233,231 and $287,879 respectively. If we do not raise the entire offering amount, our current earnings must improve to the point where earnings alone can sustain our current operations. As of June 30, 2004, our current cash and cash equivalents are $385,936. Current cash provided from operations are sufficient to meet existing obligations of an ongoing nature, but provide minimum support for meeting growth expectations. The quarter ended September 30, 2004 was unusual in that it experienced negative cash from operations due principally to advance inventory purchases and consulting fees. Regardless, without proceeds from the offering, it is anticipated that the company will be required to reduce operational overhead and thereon experience slow and sustained growth for the foreseeable future. Areas where the company would initially consider reducing expenses are salaries and outside consulting services.


There is no assurance that our products will remain in demand. Although our products are currently in demand, there can be no assurance that such demand will continue or that we will be successful in obtaining a sufficient market share to sustain our business or to achieve significant profitable operations. We have a limited prior operating history and there can be no assurance that we will continue to maintain and increase our revenues and be profitable. Additionally, if either the demand for the particular products produced by us or the consumer industry generally suffers a decline, or if general economic conditions deteriorate significantly, our business could be impacted to a substantial degree resulting in lower profitability or losses. Many of the factors, which affect us are dictated by the marketplace and are beyond our control. Our net losses for our two most recent fiscal years are $233,231 and $287,879 respectively.


We could go out of business unless we raise cash either from this offering or the sale of our products or from other sources. Our only other source for cash at this time is investments by others in our company. From June 1, 2003 to June 30, 2004, we raised approximately $2,010,030 from the sale of 3,705,206 shares of common stock. This amount includes the conversion of some of our debt to stock by our creditors and stock subscriptions receivable in the amount of $187,500. If these funds, together with our product sales are not sufficient to support Global's operations during the next 12 months, then we may have to raise cash through loans or equity financing in order to implement our business plan. If we are unable to raise additional capital then you may lose your entire investment.

Failure to abide by significant governmental regulation could halt our operations. The formulation, manufacturing, packaging, labeling, advertising and distribution of our products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission ("CPSC"), the United States Department of Agriculture ("USDA") and the Environmental Protection Agency ("EPA"). No approval of any of Global's products has been sought or given by the FDA or any other regulatory entity. Global's activities are also regulated by various agencies of the states and localities in which Global's products are sold, including without limitation the California Department of Health Services, Food and Drug branch. The FDA in particular regulates claims in advertising and labeling in the sales of our vitamins, mineral supplements and other products and may take regulatory action concerning medical claims, misleading or untruthful advertising, and product safety issues. These regulations include the FDA's Good Manufacturing Practices ("GMP") for foods. Detailed dietary supplement GMP's have been proposed but no regulations have been adopted. Additional dietary supplement regulations were adopted by the FDA pursuant to the implementation of the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). Advertising is primarily regulated by the Federal Trade Commission. Failure to comply with current governmental regulations could result in fines or penalties.

We cannot predict what the effect of new regulations would be on us. Global is unable to predict the nature of such future laws, regulations, interpretations or their application to Global, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, by way of illustration and without limitation, require us to reformulate certain products to meet new standards; recall or discontinue certain products not able to be reformulated; expand documentation of the properties of certain products; expand or provide different labeling and scientific substantiation; or, impose additional record keeping requirements. Any or all such requirements could have a material adverse effect on our results of operations and financial position.

We can not prove that our products are not dangerous to human consumption with resulting liability to Global. Although many of the ingredients in our products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of these products contain innovative ingredients or combinations of ingredients. Although we believe all of our products to be safe when taken as directed, there is little long-term experience with human consumption of certain of these innovative product ingredients or combinations thereof in concentrated form. Although we perform research and/or tests on the formulation and production of our products, we have not sponsored any clinical studies.


Several items supporting the basic premise of our products' safety include:

o GHT is inspected and licensed by the State of California Food & Drug Branch equaling standards and recognized by the Food and Drug Administration (FDA),

o GHT requires certificates of analysis from its suppliers of raw materials, o Testing of raw materials and products is done using Association of Official Analytical Chemists (AOAC) test methods for in-house and independent laboratories to insure product efficacy,

o In-house test methods include: microbial and visocity tests, flavor stability tests, appearance, brix, and pH testing, and o We follow FDA guidelines for Recommended Daily Allowances.


If we cannot manufacture our own products our profitability would be severely impacted. We currently manufacture many of our products at our manufacturing facilities in Vista, California. Accordingly, any event resulting in the slowdown or stoppage of these manufacturing operations or distribution facilities in Southern California could have a material adverse affect on us.

If access to our supplier of Threelac were terminated, which accounts for approximately 51% of our gross sales, our profitability would be impacted until a replacement product were found. The consequences of losing this source of Threelac would be a loss of approximately 51% of gross sales for approximately three months, which is our estimate of the time it would take to find a similar or improved replacement product. Through an exclusivity agreement with Snowden Co., Ltd., Overseas Division, located in Tokyo, Japan, the supplier of Threelac, we have exclusive rights of sale in several countries, including the United States of America, Canada, Mexico, Australia and New Zealand. Under current conditions, we feel it is more cost effective to import the product than to manufacture it. Should access to this source be terminated, we are confident that we could replace the product within a reasonable amount of time and a minimum interruption in sales, although there can be no assurance of this. If we were to lose our Threelac supplier, there would be a decrease in the related gross product of a Threelac replacement product until sales volume were recovered. We do not maintain business interruption insurance.


We intend to spend most of the proceeds of this offering on marketing , paying off debt and developing our manufacturing facility with a minimum amount of funds retained to sustain operations if there is a downturn in sales. The continued development and commercialization of our products will require a commitment of substantial funds. Marketing will be the primary thrust for generating additional cash flows. Current marketing plans include domestic and international efforts. By paying off debt, we will be better positioned financially. The current facility has room for growth. As the marketing plans begin to produce results, we will need to meet the anticipated increased sales in a timely manner. Consequently, new manufacturing equipment will be sourced and prepared for meeting increased production needs. However, since we intend do intend to use most of the proceeds for working capital, if our assumptions about product sales providing cash flows are incorrect, Global's business would be detrimentally impacted since we will not have a cash reserve from this offering. In that event, we would be forced to curtail some of our operations in order to save cash and our projected growth would be substantially and detrimentally impacted.

The extent to which our existing and new products will gain foreign market acceptance will be based upon our ability to maintain existing collaborative relationships and enter into new collaborative relationships. Our commercialization efforts will depend upon relative costs involved in acquiring, prosecuting, maintaining, enforcing and defending intellectual property claims, developments related to regulatory issues and entering into collobarative agrrements such as our agreements with Snowden Co., Ltd and Paradigm World Marketing. If we are unable to enter into such agreements our ability to effectively market our products outside of the United States could be severly compromised since the capital expenditure required to enter foreign markets without partners could be prohibitive. In that event, the future growth of Global could be limited to our marketing efforts in the United States.

To maintain a competitive advantage we must be able to continually develop and market new products and there can be no assurance we will be able to do so. Our industry is characterized by constant product innovation and change. To remain competitive, we must be able to continually update our products and respond to market demand with new and innovative products. We estimate that it will require a substantial investment to launch additional products with significant marketing efforts in its target market, and further additional funds will be necessary to implement our business plan nationwide and internationally. Any failure or inability to raise capital when needed could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that such financing will be available on terms satisfactory to Global, if at all.

We may be required to raise additional funds through public or private financing to meet projected marketing efforts domestically and internationally. The issuance of additional equity financing would be potentially dilutive to existing stockholders at the time of issuance of additional equity financing. There can be no assurance we will be able to raise additional funds through pubic or private financing. Any failure or inability to raise capital when needed could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that such financing will be available on terms satisfactory to Global, if at all.

Debt financing may be sought after to leverage the Company's assets in the securing of additional funding for domestic and international growth. Debt financing may involve significant restrictive covenants such as specified cash and other liquidity limits as well as debt limits. These types of restrictive covenants could limit the Company's ability to enter into other business ventures which may create a condition in violation of specified covenants. Any failure or inability to raise capital when needed could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that such financing will be available on terms satisfactory to Global, if at all.

Collaborative arrangements may be sought to raise additional funds for both domestic and international growth. It is possible that these arrangements may require us to relinquish our rights to certain of our technologies, products or marketing territories. Any failure or inability to raise capital when needed could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that such financing will be available on terms satisfactory to Global, if at all.



We have established a collaborative agreement with Paradigm World Marketing in Japan to access the markets related to our business in that arena. With the agreement for Paradigm World Marketing to assist in the establishment of a business presence for us, managing the product approval process, and development of a sales base, we anticipate that we will begin seeing results by the second quarter of 2005. Should this collaborative agreement fail, we must make up for these operations through other alliances. Accordingly, additional time and funds would be required to develop any new Japanese market alliance. The impact upon the earnings of the company from sales in Japan due to a change of collaborative alliance would be to temporarily slow sales growth in that territory, but it would not reduce existing sales elsewhere.

If our products are duplicated our results would be negatively impacted. We rely upon a combination of patents and patents pending, proprietary technology and know-how, trademarks, copyrights, confidentiality agreements and other contractual covenants to establish and protect its intellectual property rights. There can be no assurance that steps taken by us to protect its intellectual property will be adequate to prevent misappropriation of that intellectual property, or that our competitors will not independently develop products substantially equivalent or superior to our products. We believe our business does not infringe upon the valid proprietary rights of others, but there can be no assurance that third parties will not assert infringement claims against us. In the event of an unfavorable ruling on any such claim, a license or similar agreement to utilize the intellectual property rights in question relied upon by Global in the conduct of its business will be available to us on reasonable terms, if at all. The loss of such rights (or the failure by us to obtain similar licenses or agreements) could have a material adverse effect on our business, financial condition and results of operations. Only one product, Oxygen Elements, is currently patented. This product's patent number 6,383,534 was granted on May 7, 2002 and expires after twenty years on May 7, 2022. There are approximately eighteen years remaining on the patent. The patent abstract identifies the product as, "A mineral water composition comprising a blend of minerals and trace elements, a bifidobacterium probiotic agent, at least one carboxylic acid, and at least one mineral acid. Embodiments of the composition further comprises silica and ascorbic acid. The mineral water compositions can be ingested as a concentrate or diluted into beverages or other foods." Oxygen elements is part of the Life Support product line of Global Health Trax, Inc. which makes up approximately 45% of gross sales. Patented products comprise 28% of gross sales leaving 72% of Global's gross sales as being derived from non-patented products.. That our other products are not patented implies that our sales are not as strong as they could be since other manufacturers and distributors can develop and sell similar products. In fact there are many sources of vitamins, minerals, enzymes, colostrum, noni juice and other products we sell. Failure to secure anticipated funding through the offering would limit the marketing of Global's image and strengthening of brand loyalty which could allow competitors to increase their sales.

If we are sued for product liability the business operations of the company may be seriously impacted. Global, like any other retailer, distributor and manufacturer of products that are designed to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. With respect to product liability claims, Global has $1.0 million per occurrence and $2.0 million in aggregate liability insurance subject to a self-insurance retention of $25,000. However, there can be no assurance that such insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities. Global generally does not obtain contractual indemnification from parties supplying raw materials or marketing its products and, in any event, any such indemnification is limited by its terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event that Global does not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on Global.

Our business may be adversely affected if we don't continue to develop new products. Global believes its ability to grow in its existing markets is partially dependent upon its ability to introduce new and innovative products into such markets. Although Global seeks to introduce additional products each year in its existing markets, the success of new products is subject to a number of conditions, including developing products that will appeal to customers and obtaining necessary regulatory approvals. There can be no assurance that Global's efforts to develop innovative new products will be successful, that customers will accept new products or that Global will obtain required regulatory approvals of such new products. In addition, no assurance can be given that new products currently experiencing strong popularity and rapid growth will maintain their sales over time. See "Business -- Strategy."

The loss of our key employee would have a negative impact on Global. We consider Everett Hale, one of our company's founders, to be essential to the success of the business. Mr. Hale is currently subject to a three year employment agreement and we maintain key life insurance on him. Although Mr. Hale has not indicated any intention of leaving Global, the loss of Mr. Hale for any reason would have a very negative impact on our ability to fulfill on our business plan.

                        Risks Related to the Common Stock


Investors in our offering will suffer immediate substantial dilution. Investors in this offering in shares being sold by us, but not shares being sold by the selling shareholders, will pay a price per share that substantially exceeds the value of Global's assets after subtracting its liabilities. Further, investors in this offering will contribute over 76% of the amount required to date to fund Global but only own approximately 17% of Global. See "Dilution."


The price of our stock was arbitrarily determined and so it may not reflect an actual market value. The price of the shares offered was arbitrarily selected by us and is not related to any objective measure such as book value. Investors may lose all or part of their investment if the offering price is higher than the current market value of the offered shares. Additionally, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

We are using projections in this prospectus that may not be accurate. The description of the business incorporated in this Offering contains detailed financial projections, which are intended to be illustrative only. The financial projections were prepared by, and are based solely upon, estimates and assumptions made by Global and its officers. See "Assumptions Used in Projections." Financial projections are inherently unreliable. There is no assurance that the estimates and assumptions made by Global are or will be correct and/or accurate. Any inaccuracies in such estimates and assumptions could result in the financial projections being materially different from actual performance or results of operations for any period. This prospectus also contains a projection of future cash flows. The analysis of the financial aspects of Global's business often is based on projected cash flow, as distinguished from net operating income, as determined in accordance with Generally Accepted Accounting Principles ("GAAP"). Such projections of cash flow include not only cash flow generated by operations, but also tax benefits and cash projected from assumed private placements and an initial public offering. Numerous assumptions are necessarily made in projecting cash flow from operations but cannot be predicted with assurance.

Our officers and directors control nearly eighty-five percent of Global and could take actions detrimental to your investment for which you would have no remedy. Global's directors and executive officers beneficially own the majority of the outstanding Common Stock as of the date of this filing. Accordingly, these shareholders will continue to have the ability to substantially influence the management, policies, and business operations of Global. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

If Global insiders sell their stock the market price could be severely impacted. Our officers and directors currently own or have options to purchase an aggregate of approximately 23,400,000 shares of common stock. Although all of this stock is restricted from sale in accordance with Rule 144, these persons could still sell at least 234,000 shares of stock every 90 days or 936,000 annually. The only free trading stock will be the 7,705,206 shares registered in this offering. The sale of insider stock could dramatically depress the value of stock sold in this offering.

                          Risks Related to the Industry



Competition for our products is intense thus endangering market acceptance for our products. Competition for the sale of vitamins and supplements comes from many sources, including companies that sell supplements to supermarkets, large chain discount retailers, drug store chains and independent drug stores, health food stores, pharmaceutical companies and others who sell to wholesalers, as well as mail order vendors, eCommerce and network marketing companies. We do not believe it is possible to accurately estimate the number or size of our many competitors since the supplement industry is largely privately held and highly fragmented. The competitive position of Global will likely depend upon continued acceptance of its products, its ability to attract and retain qualified personnel, future governmental regulations affecting vitamins and nutritional supplements, and publication of vitamin product safety and efficacy studies by the government and authoritative health and medical authorities.

Many of our competitors have advantages that could overcome our ability to sell our products. Most of our competitors, either alone, or together with their collaborators, have substantially greater research and development capabilities and financial, scientific, operational, marketing and sales resources than we do, as well as significantly more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These competitors and other companies may have already developed or may in the future develop new technologies or products that compete with ours or which could render our technologies and products obsolete. In addition, our competitors may succeed in obtaining broad patent protection, receiving FDA approval for products or developing and commercializing products or technologies before us.



Our manufacturing operations contain risks normally associated with manufacturing nutritional products. Normal risks of nutritional product manufacturing include areas such as the sourcing of quality ingredients, testing of new products in quantities necessary for increased sales viability, and not having intellectual property rights in the manufacturing processes for our products.

Failure to source the necessary ingredients for the manufacture of nutritional products at levels of quality and cost acceptable to the Company could delay manufacturing or reduce profit margins until the right quality and cost mix can be found. This factor could delay the sale of products developed and commercialized by us, entail higher costs and result in our being unable to effectively sell effected products. As of this filing, there have been no
negative  impacts  identified   relative  to  this  risk  in  our  manufacturing
operations.

New products developed by Global as part of an aggressive marketing plan will require significant testing in quantities appropriate for the market penetration effort. The testing of large quantities of new products with the required feedback, modifications and follow-up may require more time and expense than planned. This factor could delay the sale of products developed and commercialized by us, entail higher costs and result in our being unable to effectively sell a new product. As of this filing, there have been no negative impacts identified relative to this risk in our manufacturing operations.

Not having intellectual property rights in the manufacturing processes for our products is as a great a risk for Global as for any competitor. If the ingredients of our non-patented products and their formulation can be determined, competitors may be able to duplicate the product. This factor could delay the sale of products developed and commercialized by us, entail higher costs and result in our being unable to effectively sell effected products. As of this filing, there have been no negative impacts identified relative to this risk in our manufacturing operations.


Forward Looking Statements

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds

We are registering 7,705,206 shares for sale by us and the selling stockholders. Of those shares, the selling shareholders are offering 3,705,206 shares. We are offering the remaining 4,000,000 shares being registered.

Assuming all 4,000,000 of the shares we are offering are sold, we will receive $5,000,000 in proceeds. The net proceeds to us from the sale of the 4,000,000 shares offered hereby at a public offering price of $1.25 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at $100,000 for legal, accounting, printing and other costs in connection with the offering. The table below shows how proceeds from this offering would be used for scenarios where our company sells various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth. Pending use, we will invest the net proceeds in investment-grade, short-term, interest bearing securities. The payment of indebtedness includes current accounts payable, short-term loans used for asset acquisitions and operations and long-term notes payable at 10% interest maturing at various dates in 2005.


Percent of total shares offered                25%               50%              75%             100%
                                         ----------------- ---------------- ---------------- ----------------
                                         ----------------- ---------------- ---------------- ----------------
Shares sold                                     1,000,000        2,000,000        3,000,000        4,000,000
Gross proceeds from offering                   $1,250,000       $2,500,000       $3,750,000       $5,000,000
Less Offering Expenses                           $100,000         $100,000         $100,000         $100,000
                                         ----------------- ---------------- ---------------- ----------------
                                         ----------------- ---------------- ---------------- ----------------
Net Offering Proceeds                           $1,150,00       $2,400,000       $3,650,000       $4,900,000
Use of Net Proceeds
     Development    of    manufacturing          $250,000         $500,000         $750,000         $750,000
facility
     Payment of Indebtedness                     $250,000         $750,000       $1,000,000       $1,000,000
     Marketing and Public Relations              $500,000       $1,000,000       $1,750,000       $3,000,000
     Working Capital                             $150,000         $150,000         $150,000         $150,000
                                         ----------------- ---------------- ---------------- ----------------
                                         ----------------- ---------------- ---------------- ----------------
Total Use of Net Proceeds                      $1,150,000       $2,400,000       $3,650,000       $4,900,000
                                         ================= ================ ================ ================



Determination of Offering Price

There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

Dilution

We are registering 3,705,206 shares for sale by the selling stockholders. We are registering an additional 4,000,000 shares for sale by us. We will receive no proceeds from the sale of the selling stockholder's shares. Consequently, the sale by the selling stockholders of their shares will not result in any dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

However, the sale of 4,000,000 shares by us will result in substantial immediate dilution. The net book value per share of Global's common stock as of the date of Global's most recent audited financial statement, December 31, 2003, is approximately $0.03 per share based upon 24,149,308 shares outstanding as of December 31, 2003 after giving effect to a 4 for 1 reverse split of common stock authorized on June 20, 2003 followed by a 2 for 1 forward split authorized on November 15, 2003. Net book value per share is equal to total assets of Global less total liabilities divided by the number of common shares outstanding as of December 31, 2003 as adjusted for the share splits. Without taking into account any other changes in net tangible book value other than to give effect to the issuance of 4,000,000 shares of common stock hereby at an offering price of $1.25 per share, and the receipt and application of $5,000,000 in anticipated proceeds, including converted debt, in addition to 3,705,206 shares issued post 2 for 1 forward split in our recent private offering, the pro forma net book value of Global would be approximately $5,650,327 or $0.19 per share, including adjustments for shares issued since December 31, 2003. This represents an immediate increase in pro forma net book value of $0.16 per share to existing shareholders and an immediate dilution in net tangible book value of $1.09 per share to investors in the Notes offered hereby. The following table illustrates this per share dilution.



Assumed offering price................................................. $ 1.25
     Pro forma net book value per share
     Prior to Offering ................................................ $ 0.03
     Increase per share attributable to new investors.................. $ 0.16

Pro forma net book value after Offering................................  $0.19
Dilution per share to new investors.................................... ($1.06)



All per share figures are rounded to the nearest penny.

The following table sets forth at December 31, 2003, the difference between existing stockholders immediately prior to the Offerings and the purchasers of shares in the Offering with respect to the number of shares purchased from us, the total consideration paid, and the average price per share paid. The calculations in the following table with respect to shares of Common Stock to be purchased in the Offering reflect an initial public offering price of $1.25:





                                    SHARES PURCHASED             TOTAL CONSIDERATION          AVERAGE PER SHARE
                                                                                                    PRICE
                                -------------------------    ----------------------------
                                ------------- -----------    -------------- -------------
                                   NUMBER         %             AMOUNT           %
                                ------------- -----------    -------------- -------------    --------------------
                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Existing  stockholders                24,149     83 %               $1,560     23.8 %                      $0.07
New Stockholders                       4,950     17 %                4,900     76.2 %                       1.01
                                ------------- -----------    -------------- -------------    --------------------
                                ------------- -----------    -------------- -------------    --------------------
   Total                              29,099    100 %               $6,460     100 %                       $0.23



Capitalization

The following table sets forth the capitalization of Global at December 31, 2003 and as adjusted to give effect to (i) the Exchange and (ii) the Offerings (at an assumed initial public offering price of $1.25 per share and application of a portion of the proceeds therefrom to reduce certain indebtedness of Global. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the financial statements and the notes thereto included elsewhere in this Prospectus.






                                                                                           DECEMBER 31,2003
                                                                                       ACTUAL            AS ADJUSTED
                                                                                  -----------------     --------------
                                                                                  ------------------------------------
                                                                                  (DOLLARS   IN   THOUSANDS,   EXCEPT
                                                                                  SHARE DATA)
Current portion of capital leases                                                            $  42               $  -
Other short-term obligations                                                                 1,229                629
                                                                                  -----------------     --------------
                                                                                  -----------------     --------------
     Total short-term obligations                                                            1,271                629

Long-term debt:
     Notes payable                                                                             264                  -
     Capital leases payable                                                                     94                  -
                                                                                  -----------------     --------------
                                                                                  -----------------     --------------
          Total long-term debt                                                                 358                  -

Stockholders' equity:
     Preferred stock, authorized 10,000,000 shares with no par value, none
          issued and outstanding                                                                 -                  -
     Common stock, authorized 100,000,000 shares common stock with no par
          value; issued and outstanding 24,149,308 at December 31, 2003.                     1,560              6,460
     Stock subscriptions receivable                                                          (125)              (125)
     Additional Paid-in capital-stock based compensation                                        75                 -
     Deferred stock based compensation                                                        (69)                 -
     Retained earnings (deficit)                                                             (791)              (785)
                                                                                  -----------------     --------------
                                                                                  -----------------     --------------
          Total stockholders' equity                                                           650              5,550
                                                                                  -----------------     --------------
                                                                                  -----------------     --------------
               Total capitalization                                                         $2,279             $6,179
                                                                                  =================     ==============



(1) As of December 31, 2003 the date of our most recent audit, as adjusted. (2) Assumes the sale of all 4,000,000 shares offered by Global.

Selling Security Holders

This prospectus relates to the offer and sale of 3,705,206 shares of our common stock by the selling stockholders identified below. None of the selling stockholders are or have been affiliates of ours. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each of the selling stockholders:





------------------------------------------------ --------------------- ---------------------- ------------------------
                   Name (1)                        Number of shares      Number of shares     Number of shares owned
                                                        owned                 offered         after the offering (1)
------------------------------------------------ --------------------- ---------------------- ------------------------
 The Catherine M. Dockerty Trust (A)                          55,556                55,556                         -
 Baluyot, Julius                                              44,444                44,444                         -
 Beck, William                                                22,222                22,222                         -
 TTEES FBO Lloyd C. Betker & Elizabeth Betker Revocable        5,556                 5,556                         -
       Inter-Vivos Trust (B)
 Britland, Lois                                                5,556                 5,556                         -
 Bye, Duane                                                   11,176                11,176                         -
 Chapman, Dean and Mary                                       22,306                22,306                         -
 Chika, Terry & Silva                                         44,444                44,444                         -
 Cobb, Mark & Alyson                                          16,684                16,684                         -
 Dempsey, Todd                                                10,084                10,084                         -
 The Tom E. Dixson Trust (C)                               2,000,000             2,000,000                         -
 Dunning, Sherry                                               3,708                 3,708                         -
 Dy Ning, Marcelino                                            5,556                 5,556                         -
 Dyrr, Diana                                                  11,204                11,204                         -
 Elder, Bruce & Deeann                                         5,556                 5,556                         -
 The Everett Phillip Hale Trust (D)                          336,164               336,164                          -
 Harton, Sandy                                                11,184                11,184                         -
 Hausig, John                                                  5,556                 5,556                         -
 Hoffman, Robert                                              27,778                27,778                         -
 Hutchins, Janice                                             33,360                33,360                         -
 J. Vincent Construction (E)                                 111,840               111,840                          -
 Jones, Janet                                                  3,708                 3,708                         -
 Lee, Connie                                                  11,112                11,112                         -
 Leonard, Henry & Min                                         15,556                15,556                         -
 Lightfoot, Jr., Marshall & Kathryn                            5,556                 5,556                         -
 Martinez, Samuel                                              5,556                 5,556                         -
 To The Rescue (F)                                           100,000               100,000                          -
 McGinnis, Ted                                                10,084                10,084                         -
 Morgan, Jeff                                                 11,112                11,112                         -
 Moss, Marilyn                                                 3,708                 3,708                         -
 Oien, Sheila                                                 11,112                11,112                         -
 Okafor, Emmanuel                                              2,222                 2,222                         -
 Olson, Stanley & Barbara                                      5,556                 5,556                         -
 Ortiz, Amancio                                              111,111               111,111                          -
 Pierce, Mildred                                               5,556                 5,556                         -
 Robar Enterprises Inc. (G)                                    5,556                 5,556                         -
 Schilcher, Ralph, Jr. & Catherine                             5,556                 5,556                         -
 Schofield, Christopher                                        7,000                 7,000                         -
 So, Jennifer                                                  5,556                 5,556                         -




                                       17







 Summers, Richard                                             22,222                22,222                         -
 The Summers Living Trust DTD 01/12/92 (H)                    88,888                88,888                         -
 Summers, Sharon                                              43,333                43,333                         -
 Summers, Susan                                               24,444                24,444                         -
 Tritten, Larry E.                                             5,556                 5,556                          -
 The Larry E. Tritten Trust (I)                              100,756               100,756                          -
 The Emil and Virginia Tritten Family Trust (J)              222,224               222,224                          -
 Underwood, Jerry & Shirley                                    5,556                 5,556                         -
 Valenko, Ronald                                              22,222                22,222                         -
 Vines, James                                                  2,222                 2,222                         -
 Wagner, Charlotte                                             5,556                 5,556                         -
 Weisiger, Mary                                               11,120                11,120                         -
 Whistler, Fred & Belinda                                      5,556                 5,556                         -
 Wood, James                                                  20,000                20,000                         -
 Wood, James & Shirley                                        10,000                10,000                         -
                                                 --------------------- ---------------------- ------------------------
                                                           3,705,206             3,705,206                           -
                                                 --------------------- ---------------------- ------------------------


(1) Assumes all shares offered are sold. (2) Natural persons with voting and investment control:
(A) Ask, Patricia (B) Betker, Lloyd & Elizabeth
(C) Dixson, Tom E.
(D) Hale, Francis & Everett P. (E) Jones, James (F) McCaa, Pam (G) Robar, Susan
(H) Summers, Rosa (I) Tritten, Larry E. (J) Tritten, Virginia Relationships Between Selling Shareholders.


Some of the selling shareholders are related. Diana Kristen Dyrr is the daughter of Global officer and director Lorin Dyrr. Diana and Lorin Dyrr live in the same household. Frances and E. Phillip Hale are the parents of Global officer and director Everett Hale. Mr. Hale does not live in the same household with his parents. Richard Summers and Rosa Summers are the parents of Sharon Summers and Susan Summers. Virginia Tritten is the mother of Larry Tritten. Henry Leonard is Global's Chief Financial Officer. Min Leonard is Henry Leonard's wife. Tom Dixson, grantor of the Tom E. Dixson Trust, is Global's landlord.

Plan of Distribution

Selling Shareholders. This prospectus covers the resale by selling shareholders of shares of our common stock that they have already purchased from us. Selling shareholders may sell their shares of common stock either directly or through a broker-dealer in transactions between selling shareholders and purchasers, or otherwise. The selling stockholders will not use the Internet for the sale of their shares. The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately negotiated transactions;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale; and

o any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at pries and on terms then prevailing at the time of sale, at prices than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such shares commissions as described above.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers may charge commissions to both selling shareholders selling common stock, and purchasers buying shares sold by a selling shareholder.

Neither the selling shareholders nor Global can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling shareholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling shareholders must comply with regulations relating to distributions by selling shareholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling shareholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus. Some states may require that registration, exemption from registration or notification requirements be met before selling shareholders may sell their common stock. Some states may also require selling shareholders to sell their common stock only through broker-dealers.

We will not receive any proceeds from the sale of the shares by the selling shareholders pursuant to this prospectus. We have agreed to bear the expenses (other than broker's commissions and similar charges) of the registration of the shares, including legal and accounting fees, which we expect to total approximately $100,000. The selling shareholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions that limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

No stockholder may offer or sell shares of our common stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our common stock and the registration statement of which this prospectus is a part has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares. We are required to amend the registration statement of which this prospectus is a part to reflect material developments in our business and current financial information. Each time we file a post-effective amendment to our registration statement with the SEC, it must first become effective prior to the offer or sale of shares of our common stock by the selling stockholders.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the exercise of warrants is subject to adjustment. To provide for adjustments that may occur in the future, the number of shares covered by this prospectus, and as shown in the table below, has been calculated at 130% of the total number of shares issuable upon exercise of the warrants, as such warrants have been originally issued.

Sale of shares by Global. The following discussion addresses the material terms of Global's plan of distribution. We are offering up to 4,000,000 shares of our common stock at a price of $1.25 per share to be sold by Everett Hale, our Chief Executive Officer and Chairman of our Board of Directors. This will be the only method of distribution. Global does not intend to make any distribution through an underwriter or on the Internet. The shares will be sold through our principal executive officer and director, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on behalf of our company in connection with such activities. Since this offering is conducted as a direct participation offering, there can be no assurance that any of the shares will be sold. A subscription agreement, the form of which is attached to this prospectus, will be required to be submitted by all purchasers of the shares. The offering will not be sold to officers, directors or affiliates of Global Health Trax Inc. The minimum purchase is 1,000 shares at $1.25 per share or $1,250.

There is currently no market for any of our shares and no assurances are given that a public market for such securities will develop after the closing of this offering or be sustained if developed. While we plan following the closing of this offering to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. As such, investors may not be able to readily dispose of any shares purchased hereby.

Mr. Hale is an associated person of us as that term is defined in Rule 3a4-1 under the Exchange Act, shall conduct the offering. Mr. Hale is deemed not to be a broker for the following reasons:

*He is not subject to a statutory disqualification as that term is defined in
Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.

*He will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

*He is not an associated person of a broker or dealers at the time of his participation in the sale of our securities.

*He will restrict his participation to the following activities:

A. Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by him of a potential purchaser;

B. Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

C. Performing ministerial and clerical work involved in effecting any transaction.

The offering will remain open for a period of 180 days and an additional 180 days in our sole discretion, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts.

No Escrow Of Proceeds

There is no escrow of any of the proceeds of this offering that will be received by us or our selling shareholders. Accordingly, we will have use of the funds to be received by us once we accept a subscription and funds have cleared. Such funds shall be non-refundable to subscribers except as may be required by applicable law.

Special Note Regarding Forward Looking Statements

Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We have a duty to update any of the forward-looking statements after the date of this prospectus if there is a change of a material nature in the information provided.

Legal Proceedings

The Company was named as a defendant in a products liability lawsuit filed in the Superior Court of the State of Arizona on June 18, 2002. On April 12, 2004, the Company obtained a favorable court decision in the Superior Court case of the State of Arizona. In the opinion of management, it is not anticipated that the plaintiffs will appeal.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth the directors and executive officers of our company, their ages, term served and all offices and positions with our company. A director is elected for a period of one year and thereafter serves until his or her successor is duly elected by the stockholders and qualifies. Officers serve under written contracts but all other employees serve at the will of the Board of Directors.

There are no arrangements or understandings regarding the length of time a director of our company is to serve in such a capacity. Our directors hold no directorships in any other company subject to the reporting requirements of the Securities Exchange Act of 1934.



NAME                       AGE      TERM SERVED                   POSITION WITH COMPANY
-------------------------- -------- --------------------------    --------------------------------------------------
-------------------------- -------- --------------------------    --------------------------------------------------
Everett Hale               61       Since Inception               Director, Chief Executive Officer & President
Russell Chaisson           57       Since January 1, 2004         Director, Vice President, Training & Marketing
Kennan Kaeder              50       Since June 1, 2003            Director, Legal Counsel
Henry S. Leonard           47       Since August 11, 2003         Director (as of November 5, 2004), CFO
Art Thompson               58       Since November 5, 2004        Director



Global conducted its annual meeting of shareholders on November 5, 2004. All Global directors were up for re-election at the meeting. At that time the following directors were elected to one year terms commencing on November 5, 2004 and expiring on November 4, 2005: Everett Hale, Russell Chaisson, Kennan Kaeder, Henry S. Leonard and Art Thompson. The shareholders also amended the bylaws of Global to expand the number of directors to a minimum of five. Global does not currently have any director committees but intends to establish such committees prior to July 31, 2005. Until that time, all nominating and audit matters are considered by the entire board.


Everett Hale (Cofounder, CEO, President and Chairman of the Board of Directors) is a 40-year veteran of owning, operating and managing businesses. His varied background includes the entertainment, food service, real estate, financial services, and nutrition industries promoting a variety of products. To many, Mr. Hale is widely known for his pioneering work in introducing the first commercially successful water-based ionic nutrition systems packaged for the consumer's convenience. Mr. Hale has been an officer and director of Global Health Trax, Inc. since it was incorporated in March 1999.

Russell Chiasson (Vice President Training and Marketing and Director)has extensive sales experience. He was the National Training Director of the first MLM Telecom Company, U. S. Telecom, in the mid 1980's, which became US Sprint. Mr. Chiasson has developed multimedia training programs for other $100 million companies as a consultant, and for Global has developed and implemented multi-sensory training videos and manuals including the Team Trax Training System(TM). He is currently overseeing the production and implementation of Global's marketing and training programs. He is a Director on Global's Board of Directors. Mr. Chiasson has been working with Global Health Trax, Inc. since April 2001. Prior to that, he was self-employed as a consultant for thirty years with clients including Coca Cola, International Power Machines, Texas American Bank Shares and North American Rockwell.

Henry S. Leonard (Chief Financial Officer) brings over fifteen years of business experience and is a practicing Certified Public Accountant, licensed in California, Hawaii and Florida. Mr. Leonard's accounting practice operates as H.
S. Leonard, C.P.A. Mr. Leonard currently spends approximately ten hours a week outside of normal business hours on his accounting practice. Mr. Leonard has served as Chief Financial Officer to other companies including Nutri-Sport, Inc. in the nutritional supplements industry and Hydroflush Corporation in manufacturing, business acquisition and development. Additionally, he has taught part-time with National University, DeVry University and the University of Phoenix since 1999. Mr. Leonard is near completion of a doctorate in Accounting. He is a Certified Management Accountant and holds a Masters in Business Administration. Mr. Leonard, a former United States Marine Corps Officer, and prior Enlisted, has maintained an accounting and consulting practice since 1989. Mr. Leonard has been an officer of Global Health Trax, Inc. since August 2003.


Kennan E. Kaeder has been an attorney licensed to practice law in the state of California since 1982. He maintains a private law practice in San Diego, California that emphasizes business formation, corporate governance and securities law issues. He has extensive experience in advising new and developing companies in all aspects of the law relating to formation, capital raising and operating issues. The name of Mr. Kaeder's firm is The Law Office of Kennan E. Kaeder.

Art Thompson has been a principal in a consulting firm since 1977 named Policon Associates located in Denver, Colorado. Policon is involved in public policy strategy and advocacy, political and governmental relations, advocating for business clients in obtaining and implementing licenses and permits from federal, state and local government agencies, administering and advising nonprofit community organizations, business management consulting and managing operations for several business properties owned by estates and trusts.


None of the officers or directors serve on the Board of Directors of any other company with the exception of Global's wholly owned subsidiary, Health Specialties International, Inc. (HSI). HSI is a separate company that owns Global's manufacturing facility. A separate company is used for manufacturing to permit Global to do contract manufacturing for other brands without implicating Global's name to make contract manufacturing more attractive and as a safeguard for liability purposes. The officers and directors of HSI are identical to Global.



Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the year ended December 31, 2003, our executive officers and directors.

Summary Compensation Table Long-Term Compensation Awards


COMPENSATION 2003

     NAME AND PRINCIPAL POSITION                   SALARY           ($)NONSALARY COMPENSATION  ($) NUMBER OF SHARES AND
                                                                                                  UNDERLYING OPTIONS (1)
     Everett Hale, CEO, Director                   97,900                           0                    11,000,000
     Lorin Dyrr, Vice President, Director(2)       97,900                           0                    10,900,000
     Kennan Kaeder, Legal Counsel, Director             0                      32,000                             0
     Russell Chaisson, Vice President, Director         0                     110,383                     1,000,000
     Henry Leonard, CFO                            27,415                           0                        15,556

COMPENSATION 2004(3)


     NAME AND PRINCIPAL POSITION                    SALARY         ($) NONSALARY COMPENSATION  ($) NUMBER OF SHARES AND
                                                                                                  UNDERLYING OPTIONS (1)
     Everett Hale, CEO, Director                   143,000                           0                    11,000,000
     Lorin Dyrr, Vice President, Director (2)      143,000                           0                    10,900,000
     Kennan Kaeder, Legal Counsel, Director              0                      54,000                        20,000
     Russell Chaisson, Vice President, Director     92,000                      93,600                     1,000,000
     Henry Leonard, CFO, Director                   92,800                           0                       590,556
     Art Thompson, Director                              0                       2,000                             0




(1) The exercise price for all options is $0.25.

(2) Ms. Dyrr resigned as an officer and director on October 26, 2004 due to a family illness.

(3) Estimated for the year ended December 31, 2004. Non-employee directors Kennan Kaeder and Art Thompson are compensated $1,000 for each director's meeting.

No options were granted during the year 2003.

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our company's common stock with respect to each named director and executive officer of our company and each person known to our company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of our company as a group, assuming the sale of all 4,000,000 shares offered by Global:


----------------------------------------- ----------------------- -------------------

                                             Number of Shares
              Shareholder                   Beneficially Owned     Percentage Owned
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Everett Hale                                          10,000,000        39.8%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Lorin Dyrr                                             9,900,000        39.4%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Kennan Kaeder                                                  0         0.0%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Russell Chaisson                                       1,000,000         4.0%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Henry Leonard                                            500,000         1.9%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Tom Dixson                                             2,000,000         8.0%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
Art Thompson                                                   0         0.0%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------

Selling shareholders                                   1,699,649         6.8%
----------------------------------------- ----------------------- -------------------
----------------------------------------- ----------------------- -------------------
All officers and directors as a group                 21,400,000        85.30%
----------------------------------------- ----------------------- -------------------


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description of Securities

The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

Global Health Trax Inc. is presently authorized to issue 100,000,000 shares of no par value common stock. The holders of common stock, including the shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of our company nor are any common shares subject to redemption or convertible into other securities of our company. Upon liquidation, dissolution or winding up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred Stock.

Global Health Trax Inc. is also presently authorized to issue 10,000,000 shares of no par value preferred stock. No preferred stock has been issued as of this date and management has no current plans to issue preferred stock to any investor. Under our company's articles of incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the California Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the California Secretary of State, or copies thereof may be obtained from our company.

Options and Warrants

The Board of Directors of Global has adopted a non-qualified 2003-2004 Employee Stock Option Plan. The Board of Directors administers the plan unless a committee is appointed by the Board (the "Committee") to administer the plan. The plan authorizes the Board/Committee to grant options to certain qualifying key employees. Within certain limitations, both the selection of recipients and the number of option shares to be allocated to each recipient is within the discretion of the Board/Committee, but the aggregate number of option shares granted under the Plan cannot exceed Three Million Shares (3,000,000). Under the plan, optionees have the right to exercise the options no sooner than the second anniversary date of hire by Global, or, if the optionee has at the time of the grant of the option has been an employee of Global for over two years, then no sooner than one year from the date of grant of the options. All options granted expire 36 months from the date of this grant. 2,496,200 of incentive stock options were granted in January 2004. Global Health Trax' Inc.'s non-qualified stock option plan includes an incentive for certain key employees and independent contractors who make significant contributions to Global's growth and development. To date the Board of Directors has authorized 1,000,000 shares for such purposes. Under this plan, optionees have the right to exercise no more than on half of the total options granted no sooner than the first anniversary date of the grant. Optionees have the right to exercise the remaining options granted no sooner than the second anniversary date of the grant. All options granted herein shall expire 36 months from the date of this Grant. The selection of recipients, the exercise price and the number of option shares to be allocated to each recipient is strictly within the discretion of the Board of Directors.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. There is no assurance that we will ever have excess funds available for the payment of dividends. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by state laws. Under California corporate law, no dividends or other distributions may be made which would render our company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Transfer Agent

We intend to use U.S. Stock Transfer, 1745 Gardena Avenue, Glendale, CA 91204, as our transfer agent and registrar for the common stock upon completion of the offering.

Interest of Named Experts and Counsel

Kennan Kaeder, our legal counsel and a director of Global, has been granted an option to purchase 20,000 shares of common stock pursuant the terms of our key employee and independent contractor stock option plan. These options were granted to Mr. Kaeder on January 2, 2004 as part of his compensation as corporate counsel during the years 2004 and 2005. The options are exercisable at the price of $0.25 per share.. One half of these options become exercisable on January 2, 2005 and the other half on January 2, 2006. The options expire if not exercised by January 2, 2007. Mr. Kaeder was not hired on a contingent basis. Further, no other expert was hired on a contingent basis.

Disclosure  of  Commission   Position  on  Indemnification  for  Securities  Act
Liabilities

Our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 29,105,206 shares of common stock outstanding. Of these shares, the 7,705,206 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933.

The remaining 21,400,000 shares of common stock held by the remaining stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act of 1933. Of these shares, 19,900,000 shares are held by two of our officers and directors, Everett Hale and Lorin Dyrr, exclusive of options granted to acquire additional common stock. Ms. Dyrr resigned form her position as a Director and Officer of the Company effective October 26, 2004 to aid in the care of a family relation. The shares, owned by these existing or prior officers of the Company just mentioned, were initially issued more than two years ago and therefore are currently eligible for sale subject to the limitations of Rule 144 for control persons, otherwise known as "affiliates" under the Rule. We cannot predict the effect, if any, that offers or sales of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

In general, under Rule 144, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed, provided several requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least six months prior to the sale and who has beneficially owned shares for at least two years may resell their shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

There is presently no agreement by any holder, including our "affiliates," of "restricted" shares not to sell their shares.

Penny Stock Regulation

Our shares will probably be subject to the Penny Stock Reform Act of 1990, which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

Description of the Business

General

Global Health Trax, Inc. develops, manufactures, markets, distributes and sells branded and private label vitamins, nutritional supplements, dietary supplements and holistic technological products in the United States and throughout the world. Our website address is www.globalhealthtrax.com. No part of the website is to be considered part of this prospectus. We offer a broad range of liquids, capsules and powdered products consisting of approximately 100 stock keeping units ("SKUs"). Our portfolio of recognized brands, Life SupportTM, Nature's TurnTM and Smart MagnetsTM, are primarily marketed through multi-level marketing, mass market, and health food store distribution channels. We market our branded nutritional supplement products, both domestically and internationally, in four principal categories:

1. specialty supplements; 2. vitamins and minerals;
3. non-traditional dietary supplements; 4. technological health products.

Our Life Support line of products and two Nature's Turn products are produced internally, with certain powdered, encapsulated, cream and the Smart Magnet line products by outside vendors.

Only one product, Oxygen Elements, is currently patented. This product's patent number 6,383,534 was granted on May 7, 2002 and expires after twenty years on May 7, 2022. There are approximately eighteen years remaining on the patent. The patent abstract identifies the product as, "A mineral water composition comprising a blend of minerals and trace elements, a bifidobacterium probiotic agent, at least one carboxylic acid, and at least one mineral acid. Embodiments of the composition further comprises silica and ascorbic acid. The mineral water compositions can be ingested as a concentrate or diluted into beverages or other foods." Oxygen elements is part of the Life Support product line of Global Health Trax, Inc. which makes up approximately 45% of gross sales.

Our principal executive offices are located at 2465 Ash Street, Vista, California 92081-8424 and our telephone number is (760) 542-3000. We were incorporated in Nevada in 1999. Our Internet website address is www.globalhealthtrax.com. No part of the website is to be considered part of this prospectus. Following the completion of this offering, we anticipate that our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and all amendments thereto, along with other reports required by the Securities Exchange Act of 1934, will be available free of charge on our internet website. These reports will be posted on our website as soon as reasonably practicable after such reports are electronically filed with the Securities And Exchange Commission (SEC).

Recent Developments

On October 15, 2003, we secured the full patent rights to our flagship product Oxygen Elements, United States Patent Office number 6,383,534 B1 which was granted on May 7, 2002 and expires after twenty years on May 7, 2022. This patent covers two products, Oxygen Elements and Silica Plus.

     At our 2003 San Diego, California Health and Wellness convention, we introduced one primary product and a new product line: Super Sea Essentials and Smart

Magnets.

On November 15, 2003, a special stockholders' meeting was held in San Diego, California and a two-for-one stock split was approved for stockholders of record on that date.

Industry Overview


Global believes it is well positioned to capitalize on the growth of the nutritional supplements market. According to historical and forecasted data as presented by The Nutrition Business Journal, Multi-Level Marketing of Nutrition Products and related Natural Personal Care Products in the U.S. in 2003 was approximately $10.2 billion, which represents approximately 16.6% of the total U.S. industry of $61.8 billion in 2003 and grew at 4.9% in 2003 from 2002 and is estimated to grow at a combined average growth rate in excess of 11.0% into 2010. Global believes several factors account for the steady growth of the nutritional supplement market, including increased public awareness of the health benefits of nutritional supplements and favorable demographic trends toward older Americans who are more likely to consume nutritional supplements.


Over the past several years, public awareness of the positive effects of nutritional supplements on health has been heightened by widely publicized reports and medical research findings indicating a correlation between the consumption of nutrients and the reduced incidence of certain diseases. In addition, Congress has established the Office of Alternative Medicine within the National Institutes of Health to foster research into alternative medical treatment modalities, which may include natural remedies. Congress has also recently established the Office of Dietary Supplements in the National Institutes of Health to conduct and coordinate research into the role of dietary supplements in maintaining health and preventing disease.

Global believes these and other trends have helped fuel the growth of the nutritional supplement market.

Brands, Products and Distribution

The following table shows comparative net sales results categorized by business unit and as a percentage of net sales for quarter ending 09/30/2004, and fiscal years 2003, 2002 and 2001 (dollars in thousands):



                                NINE MONTHS ENDED
                                 09/30/2004                FYE 2003                 FYE 2002                   FYE 2001
                          ----------------------    ---------------------    ----------------------    -----------------------
                          ------------ ---------    ------------ --------                 ---------                  ---------
Life Support                2,607,206     33.6%       3,555,151    45.2%       3,467,774     66.7%        4,824,527     74.8%
---------------------     ------------ ---------    ------------ --------    ------------ ---------    ------------- ---------
---------------------     ------------ ---------    ------------ --------    ------------ ---------    -------------
Nature's Turn               4,708,124     60.7%       3,731,202    47.4%       1,336,445     25.7%          935,646     14.5%
---------------------     ------------ ---------    ------------ --------    ------------ ---------    ------------- ---------
---------------------
Technological                 139,130      1.8%         131,683     1.7%          89,185      1.7%              ---       ---
---------------------     ------------ ---------    ------------ --------    ------------ ---------    ------------- ---------
---------------------
Marketing Aids                 47,991       .6%          68,917      .9%          92,634      1.8%           65,951      1.0%
---------------------     ------------ ---------    ------------ --------    ------------ ---------    ------------- ---------
---------------------
Other                         260,460      3.4%         332,883     4.8%         210,545      4.1%          622,371      9.7%
---------------------     ------------ ---------    ------------ --------    ------------ ---------    ------------- ---------
---------------------
Total                       7,762,911     100.%       7,819,836    100.%       5,196,583     100.%        6,448,495     100.%
                          ============ =========    ============ ========    ============ =========    ============= =========


Global's efforts to insure the highest of product quality consider many characteristics including:

|X| A Scientific Basis for development,

|X| A Complete Approach to Wellness,

|X| The highest standards in Formulations,

|X| State-Of-The-Art Production Facilities,

|X| Quality Ingredients,

|X| Patent & Trade Secrets, and

|X| Documented Success.

In support of these activities, Global performs the following functions:

|X| Nutritional Product Development, sometimes with Patentability,


|X| Product testing.
         We perform the following tests on our products and new formulations:
         Viscosity- Measures the internal resistance to flow exhibited by a liquid. pH- Measures the acidity or alkalinity of an aqueous solution. Brix- Measures the concentration of sugar solutions. Specific Gravity-Measures the density of a liquid. Visual- Inspection for color, clarity and uniformity of product Taste- Evaluation for flavor. Total Aerobic Plate Count- Enumeration of aerobic bacteria in product. Yeast-Detection for the presence or absence of yeast in the product. Mold-Detection for the presence or absence of mold in the product. Escherichia coli- Detection for the presence or absence of E coli in the product. Coliform- Detection for the presence or absence of coli form in the product.


         We require a Certificate of Analysis of all raw materials purchased. The certificate is supplied by the vendor and tests the raw material against the vendor's specifications. The testing performed varies according to the raw material ingredient and supplier.

|X| Research.

|X| Infrastructure (telecommunications, computer networks, paperless office environment, policies and procedures, training, physical office space, product management systems, state of the art shipping department, fully integrated enterprise software, etc.)

|X| Multi-channel Distribution.

|X| Two free individual Member websites: a business-building site; a retail sales site.

Life Support(TM)

Life Support(TM) products are liquid-based nutrition supplements that improve, balance, and increase overall health, vitality, and immunity. They are the nutritional foundation needed for wellness providing the body with the 40 or so nutrients that the body does not make on its own. This line currently consists of two patented products and three support products. With the wellness and vitality of the human body dependent upon getting and absorbing over 40 well-known nutrients essential for good health, Life Support(TM) includes two vitality factors not included in most nutrition programs: oxygen and silica. A key technology feature of Life Support is that all products are in a very tasty liquid form. Liquids have specific advantages over pills and tablets, including better absorption rates in the body and ease of oral application.

Oxygen Elements Plus(TM) is our oxygen supplement flagship product patented under United States Patent Number 6,383,534 B1. Silica Plus(TM) is a parallel patented product with Silica Plus(TM) that provides benefits to hair, skin and nails as well as nutritional support for the lungs, joints and cardiovascular system. The Life Support(TM) product line also includes our Daily Vita Plus(TM) (Vegetarian and regular) as well as Mega Minerals Plus(TM). The Life Support(TM) product line is the starting point of Global's marketing towards those interested in its products. The Life Support line represents the core foundation of general daily nutrition as presented by Global Health Trax Inc.

All of the Life Support products are produced internally by Global. This insures the highest quality possible in the raw material selection, storage and preparation and guarantees complete control over product quality assurance.

By providing the basic nutrients needed in the body, a foundation is created to meet an individual's needs through more specific products that are provided through the product line named Nature's Turn(TM).

Nature's Turn(TM)


The products available through Nature's Turn will grow much faster than those of Life Support(TM). The reason is that this is a specialty category meant to provide nutritional supplements to meet an individual's particular needs. The Nature's Turn products are designed to assist the body in dealing with many challenges including fungal infestation, enzyme support, temporary heart burn, digestive disorders, immune system support, anti-aging help, sleep disorders, the restoration of lean muscle mass through proper nutrition, help with joint pain due to cartilage damage, and more. The product line currently consists of a dozen products, of which all produced internally and both Threelac and ProgestAroma are outsourced. Threelac, which is imported through a strategic agreement with Snowden, currently represents approximately 51% of Global's gross sales. ProgestAroma is outsourced domestically with no reorder requirements from the manufacturer and represents about .5% of Global's gross sales. The same standards of quality are applied to all products represented by Global Health Trax Inc. whether produced internally or not.



Smart Magnets(TM)

The technological products produced for this line result from the digital programming of electro-magnetic (EM) energy into health magnets. The Smart Magnet comes ready to use and provides EM support as soon as they are applied to the body. By programming these magnets, we get the desired EM benefits. Smart Magnets are programmed by establishing an electro magnetic frequency level that is appropriate to support a need that will be beneficial to the body. The metallic, holographic paper that is used for this purpose must contain 20% or more metal fiber. The magnets are placed in a stainless steel containment field and the frequency is established with a frequency generator. The magnets are kept in the containment field for a period of time until the EM frequency is stable on the magnet. The magnets then present a benefit that is consistent with the body's needs, based on the matching EM frequency that a healthy body makes, based on documented Homeopathic Medicine. Standard health magnets are commonly sold for inflammation reduction and pain relief. With ten different magnets currently, the line is expected to triple in 2005.

Other


As a multi-level marketing company, sales are generated through a membership base. Currently there are over 70,000 members registered with Global Health Trax, Inc. Sales to these members include marketing aids in addition to the Life Support(TM), Nature's Turn(TM) and Smart MagnetsTM product lines. Marketing aids include books, tapes, CDs, business development tools and plans, brochures, flyers, pamphlets, sales training videos, catalogues, and much more.


The statements provided above and throughout Company marketing and claims have not been evaluated by the Food and Drug Administration and the products listed are not intended to diagnose, treat, cure or prevent any disease. Regardless, Global has accumulated volumes of testimonials in support of its products. As a result, Global believes that its brands will become leaders in the direct selling nutritional supplement industry. The following table identifies Global's 16 leading products and illustrates Global's multi-brand, multi-channel strategy:


BRAND                                       PRIMARY CHANNEL                      PRIMARY NUTRITIONAL SUPPORT

-----                                       ---------------                             ----------------
Life Support Line
Oxygen Elements Plus Retail, Wholesale, Multi-Level Marketing Oxygenation, Trace
Elements Silica Plus Retail, Wholesale, Multi-Level Marketing Hair, Skin, Nails,
Lungs, Joints Daily Vita Plus Retail, Wholesale, Multi-Level Marketing
Multivitamin Supplement Daily Vita Plus (Vegetarian) Retail, Wholesale,
Multi-Level Marketing Multivitamin Supplement Mega Minerals Plus Retail,
Wholesale, Multi-Level Marketing Multimineral Supplement

Nature's Turn Line
Threelac                            Retail, Wholesale, Multi-Level Marketing    Fungal Defense
Super Sea Essentials                Retail, Wholesale, Multi-Level Marketing    Antioxidant and Energy Drink
L-H-B                               Retail, Wholesale, Multi-Level Marketing    Enzyme Support
Active Enzymes                      Retail, Wholesale, Multi-Level Marketing    Digestive Enzyme Support
Coral Complete                      Retail, Wholesale, Multi-Level Marketing    Multimineral Supplement
Mineral Milk Powder                 Retail, Wholesale, Multi-Level Marketing    Multimineral Supplement
Colostrum FM       (Capsules)       Retail, Wholesale, Multi-Level Marketing    Immune Support
Colostrum FM       (Powder)         Retail, Wholesale, Multi-Level Marketing    Immune Support
Gold Label Noni Juice               Retail, Wholesale, Multi-Level Marketing    Broad Nutritional Support
HGH at Night                        Retail, Wholesale, Multi-Level Marketing    Collagen Protein Supplement
Start-Ups                           Retail, Wholesale, Multi-Level Marketing    Herbal Cell Support
ProgestAroma                        Retail, Wholesale, Multi-Level Marketing    Progesterone Cream
Smart Magnet Line
Life Support                        Retail, Wholesale, Multi-Level Marketing    Partner to Oxygen Elements
Water Revive                        Retail, Wholesale, Multi-Level Marketing    Wake Up the Taste of Water
Bedtime                             Retail, Wholesale, Multi-Level Marketing    Partner to Mega  Minerals  Plus for
Rest
Ideal Beauty                        Retail, Wholesale, Multi-Level Marketing    Partner  to  Silica  Plus  for Hair
and Skin
Comfort                             Retail, Wholesale, Multi-Level Marketing    Assist in Pain Relief
Vital Move                          Retail, Wholesale, Multi-Level Marketing    EM Support for Cleansing
Magflex                             Retail, Wholesale, Multi-Level Marketing    Partner  to  Silica  Plus for Joint
Stress
Smile                               Retail, Wholesale, Multi-Level Marketing    For Stressful Times
Alert                               Retail, Wholesale, Multi-Level Marketing    Help Increase General EM Support
Seasonal Best                       Retail, Wholesale, Multi-Level Marketing    Extra  EM  Support   for   Seasonal
Changes

Marketing Aids                      Retail, Wholesale, Multi-Level Marketing       Hardgoods

To support its multi-brand, multi-channel strategy, Global will continue to invest in research and development and state-of-the-art manufacturing and distribution facilities. From the year ended December 31, 2002 to December 31, 2003, research and development expenditures increased over 79% to $17,152. In the nine months ended September 30, 2004, research and development exceeded $31,000. Global's research and development department is currently working on several new product innovations to be brought to targeted markets in the next twelve months. New flavors of minerals and vitamins along with a daily vegetables and greens product are material innovations and new products currently under review. Global believes its research and development commitment and integrated manufacturing capabilities will continue to provide a significant advantage in capturing an increasing share of the growing nutritional supplement market. The Production Manager of Global attended San Francisco State and has 19 years experience in production. Our Quality Assurance employee has a degree in Chemistry from Mira Costa College and has over 19 years experience in product formulation and other areas related to product testing.


Global intends to broaden its position in the nutritional supplement industry by utilizing the multi-level marketing channels to strengthen brand awareness and promote sales. Specifically, Global's strategy is to: (i) leverage its portfolio of established brands to increase its share of the nutritional supplement market; (ii) develop new brands and product line extensions through its commitment to research and development; (iii) continue the growth of its balanced distribution network; (iv) further penetrate international markets; and
(v) supplement internal growth through focused organizational development and training through increased marketing development and support of the multi-level marketing entrepreneurs. Global believes that its multiple distribution channels, broad portfolio of leading brands and state-of-the-art manufacturing and distribution capabilities position it to be the long-term competitive leader in the nutritional supplement industry.

Global's strategy is to increase sales, profits and market share in the sale of vitamins, sports nutrition products, weight management and other nutritional supplements to health and natural food stores, mass market accounts and through certain direct sales distribution channels. Global plans to implement this strategy by: (i) capitalizing on the strength of its established brands; (ii) developing and introducing new channel-specific products; (iii) increasing penetration of foreign markets; and (iv) improving manufacturing and operational efficiencies.


We have grown from start-up to $1,000,000 net sales in our first full year to $5,200,000 in 2002, $7,800,000 in 2003 and we expect to generate approximately $10,000,000 net sales in 2004. Global strongly believes it will be able to achieve sales of $1,500,000 to $3,000,000 per month, within 24-30 months of completion of its securities offerings. The "Projections" section and related schedule presented further on highlights the basic assumptions and projections through 2006. The following summarizes the monthly sales and expenses projected at $1,500,000 to $4,000,000 in monthly sales:

                                                                ( 000's omitted )
                                     -------------------------------------------------------------------------
                                     ------------ ----------- ----------- ----------- ----------- -----------


Net Monthly Sales                    1,500         2,000       2,500       3,000       3,500       4,000

     Cost of goods sold              870           1,140       1,400       1,650       1,890       2,120
                                     ------------ ----------- ----------- ----------- ----------- -----------

Gross Profit                         630           860         1,100       1,350       1,610       1,880

     Operating expenses              570           740         900         840         945         1,040
                                     ------------ ----------- ----------- ----------- ----------- -----------

Net Income Before Taxes              60            120         200         510         665         840
                                     ============= =========== =========== =========== =========== ===========

The projection summary presented above reflects both a decreasing cost of goods sold and decreasing operating expenses relative to volume.

To accomplish this goal, Global plans to increase its marketing activities through a national regional rally program, to open new sales regions in North America, Japan, Australia and Europe, grow existing multi-level marketing relationships with members, create a new "Customer Care and Development" strategy, create and broadcast radio and television infomercials and solicit contract manufacturing and fulfillment. Global has concurrent efforts of product registration in Australia, Canada and Japan. To open business in Japan, we entered into an agreement with Paradigm World Marketing to access markets in Japan. With the expectation of selling fully in Japan by mid-2005, fully in Canada by mid-2005 and partially in Australia by mid-2005, the sales in these three markets are believed to match Global's domestic sales. Primarily due to having English as a common language, there are no agreements with any business owners located in either the Canadian or Australian markets. We are submitting the required documents of each province in Canada and the country of Australia for product registration. Our business model for these markets allows anyone to buy products, as in the United States, once Global's products are properly registered. The process of registering a new product for sale in Canada and Australia is very time consuming and regulations, although similar, vary by jurisdiction.With the anticipated combined increased domestic sales matched with new international sales, having an anticipated 41% gross profit for the year of 2004, Global is anxious to implement the marketing plans discussed above. Global contemplates the creation of a wellness cable information and shopping channel in the future. The ultimate goal of Global is to dramatically increase sales by a factor of 5 to 6 within 4 years.



Global consolidated its operations under one roof in 2002 and opened its state of the art product production facility in May 2003. We lease a single, freestanding building of 47,550 square feet in Vista California, a northern San Diego County suburb. Global's offices are located at 2465 Ash Street, Vista, CA 92081; telephone: 760-542-3000; facsimile: 760-542-3046 or 800-673-4883;
e-mail:ght@globalhealthtrax.com;   website:  www.globalhealthtrax.com;  contact:
Everett Hale, President or Lorin Dyrr, Executive Vice-President. See "Related Party Transactions -- Certain Acquisitions."

We are now in a position to deliver production capacity to match Global's marketing and sales goals. Global has identified multiple qualified providers of nutritional materials and finished nutritional products in the U.S., Canada, and Europe. Currently, the percentage of all international sales is less than 5% of gross sales.

In May 2003, Global shipped its first order to Indonesia under an oral agreement with a privately owned company, GHT-Indonesia offering continued exclusivity for GHT products so long as sales show reasonable annual increases. Neither Global nor any of its current owners have any ownership interest in GHT-Indonesia.

Global has opened a wholly owned subsidiary in Canada, GHT-Canada and is working on product approval for the Canadian market to work seamlessly in the MLM division.

Global also plans to expand into Europe with pilot programs in 2005 and expanded programs in 2006 and 2007 at which time Global may decide to strategic partner with established firms. As currently envisioned Global would license its brands and manufacturing rights to the licensee. The European licensee would start with a country-specific license that would be expandable to exclusivity throughout Europe if key performance milestones are met. Discussions are underway with qualified distributors in Finland at this time regarding the possibility of licensing the European market.

Production capabilities in Global's new facilities will be able to meet demand for the foreseeable future with enough space for expansion should Global sales exceed its plan. Production capabilities of outsourced products are similarly situated.

Global closely monitors consumer trends and scientific research, and has consistently introduced innovative products and programs in response thereto. Global regularly studies scientific, health and nutrition periodicals, including the New England Journal of Medicine and the Journal of the American Medical Association, in order to generate ideas for new product formulations. Global intends to continue developing new products and programs in the future. Global plans to introduce new products within the next 12 to 24 months, which may include: a Whole Food Greens Supplement, Skin Care line, Colon Cleanse, Bath Products, Functional Foods and Bio-friendly cleaning agents

Global has additional products in various stages of planning. In summary, Global anticipates an ongoing stream of new products that are responsive to market demand and new technologies.

Historical Financial Data

The following selected consolidated financial data at December 31, 2003 and

2002, and for the years then ended have been derived from Global's consolidated financial statements, which have been audited by Weinberg & Company, P.A., an independent public accounting firm, whose report thereon is included elsewhere in this prospectus. Also included is the following selected consolidated financial data at September 30, 2003 and 2004 and for the nine months ended have been derived from the September 30, 2004 and September 30, 2003 unaudited consolidated financial statements of Global. The selected consolidated financial data as of and for the nine months ended September 30, 2004 and 2003 are unaudited. In the opinion of management, such consolidated financial data includes all adjustments (consisting only of normal recurring adjustments) considered necessary for the fair presentation of the consolidated financial position and the consolidated results of operations for such periods

Selected unaudited consolidated financial data at December 31, 1997, 1998, 1999, 2000 and 2001 and audited 2002 and 2003 data are provided. The financial data should be read in conjunction with, and are qualified by, the consolidated financial statements and notes thereto included elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                        Fiscal Year Ended                                Nine Months Ended
                                                          December 31,                                        September 30
                           ---------------------------------------------------------------------------------------------------
                              1997       1998       1999      2000       2001       2002       2003        2003       2004
                           ---------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA       Unaudited  Unaudited Unaudited  Unaudited  Unaudited                        Unaudited  Unaudited
Net Sales
                           22,241     995,372    3,087,134 5,541,063  6,448,495  5,196,583  7,819,836     5,459,628   7,762,912
Cost of goods sold
                           16,657     691,154    2,012,549 3,679,754  4,456,206  3,388,991  4,613,500     3,205,606   4,790,017
                           ---------------------------------------------------------------------------------------------------

               Gross Profit      5,584    304,218 1,074,585  1,861,309  1,992,289  1,807,592 3,206,336    2,254,022  2,972,895


   Total operating expenses     16,867    463,607 1,060,900  1,690,433  2,087,855  2,123,084 3,368,385    2,116,729  3,870,945
                           ---------------------------------------------------------------------------------------------------
         Income (loss) from
                 operations   (11,283)  (159,389)    13,685    170,876   (95,566)  (315,492) (162,049)      137,293  (898,050)

    Other Income (Expenses)

              Interest, net          -          -         -    (5,293)   (22,007)   (64,240)  (91,085)     (80,218)  (40,691)

                      Other          -          -         -          -          -     92,653    20,703            -         -
                           ---------------------------------------------------------------------------------------------------

                      Total          -          -         -    (5,293)   (22,007)     28,413  (70,382)     (80,218) (40,691)

                   I(L)BITP   (11,283)  (159,389)    13,685    165,583  (117,573)  (287,079) (232,431)      57,075  (938,741)


 Provision for income taxes          -          -         -     27,414   (27,582)      (800)     (800)            -         -
                           ---------------------------------------------------------------------------------------------------

          Net Income (loss)   (11,283)  (159,389)    13,685    138,169   (89,991)  (287,879) (233,231)       57,075 (938,741)
                           ===================================================================================================

Pro   forma   net    income
(loss)   per   Common   and
common equivalent share (1)


Basic                       $  (56.42)   (796.96)      45.62     0.00       (0.01)    (0.01)      (0.01)    0.00        (0.04)
Diluted                     $  (56.42)   (796.96)      45.62     0.00       (0.01)    (0.01)      (0.01)    0.00        (0.04)
Pro forma weighted  average
Common and
equivalent shares
Basic                      200        200        300       40,000,000 10,000,000 20,000,000 21,267,956 20,522,382  24,397,856
Diluted                    200        200        300       40,000,000 10,000,000 20,000,000 21,267,956 20,522,382  24,397,856
OTHER DATA


       Capital expenditures      3,771     74,056   156,367    148,467    265,259   147,104    611,227      485,444   223,969

         Net sales increase          -      4375%      210%        79%        16%       -19%       50%            -       42%
     Income from operations
                   increase          -     -1313%      109%      1149%      -169%      -168%       49%            -     -754%
     Income from operations
                     margin       -51%       -16%        0%         3%        -2%        -6%       -2%           3%      -12%

        BALANCE SHEET DATA:
 Cash and cash equivalents,
      net of cash overdraft      6,538     38,943    83,404   (98,892)   (21,847)  (45,641)     70,072      141,137      42,469

 Working capital deficiency    (6,434)  (115,816) (220,457)  (206,613)  (256,756) (524,839)  (281,571)     (418,027)   (477,420)

               Total assets     34,221    272,655   492,240    555,513    852,461 1,179,320  2,279,246   (2,213,596)  3,011,894

             Total debt (2)     45,504    397,341   635,095    637,568  1,006,272 1,713,721  1,628,919    1,488,497   2,560,623

 Total stockholders' equity    (11,283)  (124,686) (142,855)   (82,055)  (153,811) (534,401)    650,327     725,099     451,271

(1) Gives effect to stock splits but not to offerings. (2) Total debt represents long-term debt ( including current portion of long-term debt ) and short-term debt.

Distinguishing Market Characteristics

Although the health and nutrition industry remains intensely competitive, Global believes it has a number distinguishing market characteristics that place it at an advantage. From patented oxygenation products, a highly experienced trainer of trainers in our Marketing VP to internally designed and manufactured products, we have products, skills and the capability of continuing to develop new products. What makes Global Health Trax unique is an amalgam of business propositions that powerfully inter-relate. Global has uniquely positioned itself in four critical areas that drive the growth of our current distribution channel and will dramatically support its expansion into other marketing channels. Each area strengthens the others, and makes the Global Health Trax story even more compelling.

It is one thing to manufacture products. It is quite another to understand how the body uses them and manufacture the products to science-based specifications so the consumer gets the results they expect. Global Health Trax has maintained its absolute commitment to using exacting science and results as the basis for formulating all of the products it sells. This one unique feature contributes as much as any other to repeat sales and repeat sales are the key to success in this or any business. Other competitive advantages include:

o Unique Products - Useful, thoughtfully packaged, and "they work."

o Brand Loyalty - Affinity Membership consumption driven by scientifically advanced products and results.

o Product Delivery Diversification - Liquids, tablets, capsules and powders.

o Quality Control and Packaging - Quality control is strictly maintained. Expanding into proprietary manufacturing will allow Global to control the science even more strictly and reduce costs simultaneously.

o New Product Stream - A loyal following eager for new products enlarges the marketing story and increases sales.

Patenting has allowed Global Health Trax to corner market share and increase sales. In addition to its patent, Global Health Trax owns the formulas of most formulated products marketed by Global. More than just good business, this allows Global Health Trax to respond immediately to new science and improve products without long delays or increased costs. By reducing costs, Global is also able to offer products at more competitive prices, increasing brand loyalty. Global also has the following additional competitive advantages:

o Patents - Global Health Trax has two patented oxygen-supplementation products that are the only two products of their kind in the marketplace today.

o Most Formulas and Names Proprietary - Global Controls its products.

o Competitive Pricing - The percentage of repeat sales continues to grow each year because the costs are controlled and prices are competitive.

o Exclusive "ThreeLac" Contract - North American, Australian and New Zealand excusive distribution rights from Japanese pharmaceutical firm.

o International Governmental Relationships - Approved to ship for personal use consumption in Australia, Canada, China, Indonesia, Japan, Mexico, South Korea and Taiwan. In each country there are similar needs to obtaining approval to do business there. There are licenses and product registrations.


Currently, Global is looking to gain product registration for wholesale and resale distribution within Australia, Canada, China, Indonesia, Japan, Mexico, South Korea and Taiwan. Each country has a personal use law which allows individuals to basically order for their own consumption "PUC," and we are shipping to many individuals in this manner. Our goal is to register the products which we have that do not require any modifications of formulation to be in compliance with that country's laws. Afterwards, we would analyze the cost-to-benefit of reformulating any products for a specific country.

Generally, the process is similar in each country. The country's applicable regulatory agencies are contacted for information and forms. The required forms are completed and returned to the applicable agencies. Once the products are reviewed by that country for content to insure no restricted supplements or ingredients are included, they issue a temporary product registration approval which is followed up with a final approval after substantive testing by them.

     Following is a summary by country of our current progress:

AUSTRALIA We can currently ship all products into Australia for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution in Australia.

CANADA: We have registered and were granted corporate registrations for the following Provinces in Canada: British Columbia, Ontario, Alberta, Saskatchewan, Manitoba, Nova Scotia, New Brunswick, Newfoundland and Labrador, and Prince Edward Island..

We have tentative product approval and have been issued product license numbers for the following products:

             PRODUCT                      FILE #                    SUBMISSION #
             Oxygen Elements Plus         100903                    100903
             Silica Plus                  100882                    100882
             Super Sea Essentials         100907                    100907
             Mega Minerals Plus           100908                    100908
             HGH-At-Night                 100904                    100904
             Daily Vita-Veg               100881                    100881
             Noni Juice                   100899                    100899
             Coral Complete               101153                    101153
             Mineral Milk Powder          101094                    101094
             L-H-B                        101098                    101098
             Colostrum FM                 101099                    101099
             Active Enzymes               101101                    101101
             ThreeLac                     101328                    101328

We are seeking Site Licensing approval in Canada and are in the process of completing the application and submitting it to the Natural Health Product Division.

     We are applying for Direct Selling license applications and submitting a bond in the following provinces: British Columbia, Ontario, Alberta, Saskatchewan, Manitoba, Nova Scotia, New Brunswick, Newfoundland and Labrador, and Prince Edward Island..

CHINA: We can currently ship all products into China for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution.


INDONESIA: We can currently ship all products into Indonesia for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution.


JAPAN: Utilizing Paradigm World Marketing, we are allowing a local foreign company to handle the product registration process. We are able to ship all of our products in Japan at the current time for personal usage consumption. We are applying for a branch office in Japan which should be formalized by the end of the first quarter of 2005.

MEXICO: We can currently ship all products into Mexico for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution. We are negotiating an agreement with existing distributors to allow them to have our products registered and give them exclusive selling rights under currently undetermined criteria.

SOUTH KOREA: We can currently ship all products into South Korea for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution. We are negotiating an agreement with existing distributors to allow them to have our products registered and give them exclusive selling rights under currently undetermined criteria.

TAIWAN: We can currently ship all products into Taiwan for personal usage consumption. We have not begun to actually register individual products for wholesale and retail distribution. We are negotiating an agreement with existing distributors to allow them to have our products registered and give them exclusive selling rights under currently undetermined criteria.



o Professional and Business Associations - Active membership in the Direct Selling Association, the most prestigious organization in the direct selling industry, and ongoing membership in the Better Business Bureau.

It takes seasoned, conservative management to demand quality, to develop competitive proprietary products, and to build relationships that will aid Global's expansion. Since its inception, the founders, who are deeply committed to making this business work for all its customers, have guided the growth of Global. Management is a group of seasoned professionals with diverse skills, who are comfortable with their own abilities and with recruiting additional talent for expansion.

Product Distribution Plan


The distribution plan is to maintain a strong multi-level marketing division building Global's base throughout the United States and Canada. Our membership base is composed of both retail and wholesale customer, and Independent Business Owners. Retail and Wholesale customers are typically members who purchase for personal consumption. Independent Business Owners typically build a business selling to retail and wholesale customers. Anyone desiring to become a member need only apply and pay the annual membership fee. The annual membership fees are $14.95 for wholesale customer members and $29.95 for Independent Business Owner members. The retail customers have no cost savings in purchasing product, whereas the wholesale members cans save up to 33% in purchases and the Independent Business Owner can save up to 33% in purchases and earn up to 61% in commissions off of the sales of members in their personal sales organization. Support services such as processing orders, live product information assistance, auto-emails, announcements, scheduled conference calls with executives and guests from the health industry and business websites are included in the annual fees for all members. With the member's annual membership fee, Global offers free training and support in marketing efforts including a personalized website, training in business building through its Fast Trax Business Plan and online videos to educate members on products and marketing strategies. For a fee of around $150, both members and non-members can attend training programs through its motivational and educational regional events that provide one-on-one interaction with executives of the company and other motivational speakers.


Global has extensive experience in building new sales and distribution territories. In going after new markets, Global may create new "sample" size products, for example, chewable products for the youth market and one week supplies of ThreeLac for its users.

Through effective use of radio, television and Internet infomercials, Global will expand its retail sales to end consumers. These infomercials will also give Global's distributors the brand recognition to approach natural and health food stores, specialty retail sales outlets, health care providers, and conventional grocery, drug, mass merchandise, club and convenience stores with point of sale information and retail displays for merchandising. The Internet is already being used very successfully by Global Distributors in the distribution of ThreeLac.

Global has invested significantly in dollars and human resources to develop custom-tailored software programs to manage inventory, customer inquiries, member inquiries, and other information. The information infrastructure is proven, in use, and scalable to meet Global's growth projections.

Global believes that its information infrastructure (telecommunications, computer programs, database management, paperless document maintenance, etc.) will provide important savings as a result of economies-of-scale in response to increased sales volume.

Significant cost savings are being realized since Global combined all of its resources under one roof. This is especially relevant in May 2003 when Global fully manufactured its liquid products in its own facility. Estimated savings of up to 40% in the manufacturing cost of some products will lower the overall product Cost of Sales by up to 4% in 2004.

Global has three full time programmers and two part time programmers on staff.

Marketing Plan


Global is engaged in the development, manufacture, marketing and distribution of its own nutrition and other wellness products through retail and wholesale home-based business entrepreneurs (members) and other direct sales venues. Members are not a traditional sales force, because as members, they are able to operate their own businesses and sell Global's products. Our members concentrate on selling the Company's products.


The marketing plan is based on the understanding that product sales are predicated on consumers getting the information they need to make informed purchase decisions through a "high tech-high touch" approach. A well-trained and highly motivated national sales force is the key to getting information to the ultimate consumer. These motivated salespeople are "products of the products" and all have personal testimony to give to other consumers in meetings, in one on one encounters, and on their individual websites provided by Global to them at no cost.

The marketing plan includes several key points:

|X| Expanding the membership base through a revitalized national training program, strong advertorials in industry and trade publications, radio and television infomercials and regional rallies featuring the corporate executives.

|X| Repositioning Global away from "illness" (existing testimonials) and toward "wellness" (new testimonials, etc.). |X| Enrolling recognized "champions" of Global's scientific/nutritional basis, including M.D.s and Ph.D.s who can become spokespersons for Global, its science, and its products.

|X| Sponsoring nutrition events and related health events, including seminars, conferences, exhibitions, fun-runs, and other health events.

|X| Videotaping the experts, and packaging the footage to support product training sales videotapes, as well as incorporating the footage in infomercials and streaming video on the member websites.

|X| Creation of a new Customer Care and Development Department designed to create a "high touch" sales effort with all existing customers and members.

|X| Creation of a sales representative force targeting contract manufacturing or O.E.M.

|X| Expanding direct mail and Internet prospecting.

Private label opportunities. Global believes that large chain store retailers will also be receptive to private labeling their house brands, Global is currently seeking private label opportunities, however not in competition with its members or products.

Original Equipment Manufacturers" or O.E.M. services. Global is actively seeking additional revenue-generating opportunities by selling manufacturing services to other nutrition product providers.

Competition.

Global faces competition from other channels for product marketing and distribution, as well as competition from other multi-level marketing firms and organizations. The business of developing, manufacturing and selling vitamins, minerals, herbs, sports nutrition products, nutritional supplements and other nutraceuticals is highly competitive in all channels of distribution. There are numerous companies selling products competitive to Global's products to mass merchandisers, drug store chains, independent drug stores, supermarkets, health and natural food stores, as well as through catalogs, the internet and network marketing. Certain of Global's competitors are substantially larger and have greater financial resources than Global.

Global believes that it can continue to compete effectively with these and other nutritional product providers, in a rapidly growing and highly fragmented marketplace by relying on liquid nutrition that combines technology with science and by its current and future strategic alliances with national and international companies.

Projections

The following table represents what management believes to be reasonable projections for Global's revenue through the end of fiscal year 2006. No assurances can be given that the future results anticipated by these forward-looking statements will be achieved. These projections are qualified in their entirety by certain factors, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that may have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by these forward-looking statements.

The basis for these projections include some basic assumptions:


o Sales will increase at a rate of 5% monthly through 2005 and approximately 8.3% monthly in 2006,

o Cost of sales will decline with increased utilization of current manufacturing capacity, the current installed manufacturing capacity is believed more than adequate for the company's anticipated needs through 2006, Global's facility has been up and running since mid-2003,


o Non-cash components of operations such as depreciation and amortization will increase as facility improvements are added through equipment acquisitions and building improvements which will likely begin to impact productivity in subsequent years,


o General and administrative expense are expected to decline. Over a two year period, general and administrative expenses are anticipated to decline significantly as a percentage of net sales due to not needing proportionately more employees to handle increased workloads.

o A few new products will be added to the product lines after extensive testing with 2006 seeing the largest additions anticipated to be from 3 to 8 new products, the impact on sales of adding new products will be minimal in the beginning months of availability and more sustained after six or more months of availability to the members and releasing fewer or more new products within a twelve month period would not be expected to negatively impact sales,


o Domestic markets will continue to grow,

o International markets, especially Japan, Canada, Australia and Mexico will become more developed and generate stronger sales, and

o There are no regulatory law changes negatively affecting Global's operations.


                                           2004                       2005                        2006
                                --------------------------- -------------------------- ---------------------------
                                --------------- ----------- --------------- ---------- ---------------- ----------
Revenue                            $10,000,000                 $16,000,000                 $32,000,000

Cost of sales                        5,900,000       59.0%       9,120,000     57.0%       17,600,000      55.0%

Gross profit                         4,100,000       41.0%       6,880,000     43.0%       14,400,000      45.0%

Operating expenses                   5,200,000       52.0%       6,500,000     40.6%        8,650,000      27.0%

Net income (loss)before taxes       (1,100,000)     -11.0%         380,000      2.4%        5,750,000      17.9%

Income tax provision                      *             -                -        -         2,260,000       7.1%

Net income (loss)                   (1,100,000)     -11.0%         380,000      2.4%        3,490,000      10.9%

Earnings before interest,
taxes, depreciation and
amortization                          (229,588)      -2.3%         951,233      5.9%        4,102,900      12.8%

* tax loss carry forward from prior years

Management's Discussion and Analysis Or Plan of Operations

The following discussion and analysis should be read in conjunction with the consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Overview

Global experienced growth in sales over the past four fiscal years with a small decrease in 2002 and a substantial growth in 2003. Increased sales were due primarily to Global's increased penetration of the growing mass volume retail distribution channel. In addition, Global's emphasis on research and development and greater marketing efforts increased sales volumes, particularly as a result of new product introductions. Global believes future sales growth will depend upon the same factors which contributed to its recent growth.


With the funding from this offering, Global is not anticipating the need to raise additional funds within the next twelve months outside of operating results. Should the results of this offering be less than anticipated, Global will need to reassess its long term goals relative to offering proceeds. Regardless, Global feels confident it can meet its cash requirements over the next twelve months without raising additional funds through the public arena.


Currently, Global Health Trax, Inc. has arrangements with a company in Japan to introduce the Company's products, develop a presence for the Company and generate sales on an ongoing basis. These sales are believed to begin materially impacting Global's sales by mind-2005.

As evidenced in the following schedules, Global's sales continue to grow. Later in 2005, it is anticipated that additional employees will be hired for the support of members and the production of product. With existing equipment in place and currently being purchased, the Company will have the needed capacity to meet its production needs. With the software for running the daily operations of the Company as the foundation of the business, there is currently a contract for its enhancement and integration with financial accounting needs. It is anticipated that the ultimate costs for this project will be finalized by the end of 2005. These costs are not anticipated to exceed $300,000. Being a phased-in project divided into three areas; order entry, commissions, website design and fulfillment, each phase is anticipated to result in increased sales due to significantly improved support, marketing and reporting capabilities. With the enhanced order entry phase, employees will be able to provide more detailed support to the Company's members. Commissions are important to all members, and to be able to provide "real-time" commission information to Global's independent business owners, provides incentive for increased sales. With the website design changes, Global will have a much more integrated system whereby changes in one area will be automatically updated throughout. Even through customer fulfillment, the changes coming will allow for quicker shipping times, tighter controls of shipped items and returns.

The following list highlights approximate existing monthly contractual obligations which are not sales related:

$210,000 Payroll
  31,500 Rent
  20,700 Capital leases
  50,700 Operating leases

Commissions vary directly with sales and averaged approximately $208,000 per month during 2003.

The following table shows selected items expressed on an actual basis and as a percentage of net sales for the fiscal years and three month periods indicated:


                                          FISCAL YEAR ENDED DECEMBER 31,                            NINE MONTHS ENDED SEPTEMBER 30,
                            ------------------------------------------------------------        -----------------------------------
                            ---------------         -------------        ---------------        --------------         ------------
                                 2001                   2002                  2003                  2003                  2004
                              Unaudited                                                           Unaudited             Unaudited
                            ---------------         -------------        ---------------         --------------         ------------
                             (DOLLARS IN THOUSANDS)

             Net Sales   $   6,448   100.0   %   $  5,196  100.0   %  $   7,819   100.0    % $   5,460  100.0   %   $  7,763 100.0%

    Cost of goods sold       4,456    69.1          3,388   65.2          4,613    59.0          3,206   58.7          4,790  61.7
                            ------- -------         ------ ------        ------- -------        ------- ------         ----- ------

          Gross profit       1,992    30.9          1,808   34.8          3,206    41.0          2,254   41.3          2,973  38.3
=======================
       Total operating
              expenses       2,088    32.4          2,123   40.9          3,368    43.0          2,117   38.8          3,871  49.9
                            ------- -------         ------ ------        ------- -------        ------- ------         ----- ------
   Income (loss) from
            operations        (96)   (1.5)          (315)  (6.1)          (162)   (2.1)            137    2.5          (898) (11.6)
=======================

Other income (expense)        (22)   (0.3)             28    0.5           (70)   (0.9)            (80)  (1.5)          (41)  (0.5)
  Provision for income
                 taxes          28     0.4            (1)      -            (1)       -               -      -             -      -
                            ------- -------         ------ ------        ------- -------        ------- ------         ----- ------

     Net income (loss)   $    (90)   (1.4)   %   $  (288)  (5.5)   %  $   (233)   (3.0)    %  $     57    1.0   %   $  (939)  (12.1)
                            ======= =======         ====== ======        ======= =======        ======= ======         ===== ======

Results of Operations


Nine Months Ended September 30, 2004 Compared to the Nine Months Ended September 30, 2003


Net Sales. The following table shows comparative net sales results categorized by Product line on an actual basis and as a percentage of net sales for the periods indicated:


                                         NINE MONTHS ENDED SEPTEMBER 30,


                           ----------------------- ----- --- -----------------------
                                    2003                              2004
                           -----------------------           -----------------------
                           ---------------------------------------------------------
                                            (DOLLARS IN THOUSANDS)

Life Support           $   2,402        44.0         %    $   2,607       33.6         %

Nature's Turn              2,738        50.2                  4,708       60.6

Technological                 67         1.2                    139        1.8

Marketing Aids                43         0.8                     48        0.6

Other                        209         3.8                    260        3.4
                           ----------- -----------           ----------- -----------

Total                  $   5,459       100.0        %    $    7,762      100.0        %
                           =========== ===========           =========== ===========




The 42% increase in sales during the first three quarters of 2004 as compared to the same period in 2003 is directly attributable to Global's improved marketing efforts. With a vastly improved website presence in the nutritional supplements marketplace, Global Health Trax, Inc. is better able to support its members and their efforts. Additionally, Global is able to produce its products with very little lead times involved. With the ability to manufacture in-house, quality control is significantly enhanced. Equally important is that with the ability to manufacture internally, the potential for shortages of product is all but eliminated. The Life Support product line has decreased as a percentage of overall sales due to a well-rounded marketing philosophy of stressing a total wellness concept. To further emphasize the oxygenation benefit of our flagship product, Hydroxygen Plus has been officially renamed Oxygen Elements Plus. We feel the new name more appropriately portrays the patented oxygenation process that is the cornerstone of our Life Support product line. Where the Life Support products represent the basic building blocks of the Global Health Trax, Inc. philosophy of health and wellness, the Nature's Turn products provide specific and focused health related supplemental treatments and maintenance regimens.

The Nature's Turn product line has continued to meet with acceptance and vigorous repeat sales. This line began in the year 2000 with less than 5% of total sales and is increasing to an anticipated 62% of total sales in the year ended 2004. With an increase of over 72% for the nine-months ended September 30, 2004 over the same period in 2003, or an increase of approximately $1,970,000 to approximately

$4,708,000 in sales, the results of product differentiation have taken hold. There are several new products being researched to add to this line as well.


The Technological product line continues to evolve and grow. The PolarWearZ has given way to the Smart Magnet line that was introduced late in 2003. The 107% increase in Global's Technological line for the nine-months ended September 30, 2004 over the same period in 2003, or an increase of approximately $72,000 to approximately $139,000 in sales, has proven to management and Global's members that the need for technologically advanced health and wellness products is real and very much in demand. Consequently, the Smart Magnet line is being developed along with supporting products within this area. Global Health Trax, Inc. foresees the growth of its Technological product line to potentially rival all other product lines in the near future. Marketing plans are being developed to share the exciting technology of Smart Magnets internationally.


Marketing Aids represent the level at which the members of Global Health Trax, Inc. avail themselves of the tools provided by Global to both maintain and attract new members. The 11% increase in Marketing Aids products for the nine-months ended September 30, 2004, over the same period in 2003, indicates to management the continued effectiveness of existing Life Support and Nature's Turn marketing products from prior periods. Aggressive marketing of Smart Magnets in conjunction with new products, catalogues, packaging, flyers and website options should lead to increased Marketing Aids sales over the ensuing year.

Other sales items include operating income from fees and charges not related to the primary product or revenue generating lines. The 24% increase in other sales products for the six-months ended September 30, 2004, over the same period in 2003, is interpreted by management as being directly related to the addition of new membership.



Gross Profit. Global's gross profit has increased 31% for the nine months ended September 30, 2004 from the same time the previous year. Being able to produce the Life Support product line in-house allows for more controlled production costs including shorter lead times, better raw material selection, better overall quality assurance and direct control of processes. The cost to manufacture the same product once outsourced has been reduced more than half. As sales for the Life Support product line increase, desired economies of scale will see even better cost of goods sold per production unit which should result in even more favorable gross profits.

Operating Expenses. Operating expenses have increased approximately 82% for the nine months ended September 30, 2004 from the same time period in the previous year. Global Health Trax, Inc. moved to a new 47,500 square foot facility in Vista, California, hired more than double the employees to handle in-house production as well as increased sales volumes. Advertising increased nearly 156% due to the increased expenditures on internal internet, television and radio marketing efforts. Global's purchase of in-house production equipment, its purchase of computer hardware and software, along with other capital acquisitions saw over a 55% increase in depreciation and amortization for the first nine months of 2004 over the same period in 2003, and based on asset utilization, approximately 25% of these gross expenses were allocated to cost of sales. With the larger facility and increased sales, additional computer related investments have been made. With the lower rates of in house programming verses consultants, the computer and programming expenses decreased over 38% during the third quarter of 2004 from the same period in 2003. Global Health Trax, Inc. is committed to maintaining efficient and state-of-the-art member support and purchased most of its high tech equipment in late 2003. Consulting fees increased about 369% in the first nine months of 2004 as compared to the same period in 2003, as contracts were secured for ongoing marketing development support. Equipment rental decreased over 6% in the first nine months of 2004 as compared to the same period in 2003, as a result of Global's acquiring equipment in late 2003. Legal expenses rose over 14% in the first nine months of 2004 as compared to the same period in 2003, in direct proportion to Global's efforts to become a public entity. Rent expense decreased over 5% in the nine months ended September 30, 2004 as compared to 2003 due to having only one facility to pay rent on in 2004, and based on square foot utilization, approximately 25% of these gross expenses were allocated to cost of sales. In beginning in-house production, many repairs and maintenance expenses were incurred in 2003 on equipment subsequently replaced which led to a 46% decline in the repairs and maintenance category in the nine months ended September 30, 2004 as compared with the same period in 2003, and the repair expenses presented were for non-production related equipment. Being ever mindful of the need to find better products, research and development increased over 132%. With more personnel, there was a greater than 87% increase in salaries and wages along with health and product benefits for employees for the Nine Months Ended September 30, 2004 from the same time period in the previous year, and based on both direct time applied and an allocation of identified personnel times, approximately 25% of these wages expenses were allocated to cost of sales.

Other Income (Expense). Our primary other expense consists of interest expense. Interest expense decreased 49% for the nine months ended September 30, 2004 from the same time the previous year. This decrease is primarily attributed to the notes payable to the landlord of the new facility being converted to equity along with several other vendors.

Provision for Income Taxes. Global did not incur any income tax liability for the nine months ended September 30, 2004.or 2003.


Fiscal Year Ended December 31, 2002 Compared to Fiscal Year Ended December 31, 2003 Net Sales.

The following table shows comparative net sales results categorized by product line for the fiscal years indicated:


                                       FISCAL YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------------
                         ----------------------- ------ ---- -----------------------
                                  2002                                2003
                         -----------------------             -----------------------
                         -----------------------------------------------------------
                                           (DOLLARS IN THOUSANDS)

Life Support        $    3,468       66.8         %     $    3,555       45.5  %

Nature's Turn            1,336       25.7                    3,731       47.6

Technological            89          1.7                     132         1.7

Marketing Aids           93          1.8                     69          0.9

Other                    210         4.0                     332         4.3
                         ----------- -----------             ----------- -----------

Total               $    5,196       100.0        %     $    7,819       100.0 %
                         =========== ===========             =========== ===========



Life Support product sales increased about 2.5% in 2003 from 2002. The flagship products of Oxygen Elements Plus(TM) and Silica Plus(TM) grew in light of increased marketing emphasis in the Natures Turn and technological lines of products. Until early 2003, Global Health Trax, Inc. had been outsourcing the production of its Life Support products. Seeing the decline in sales of both the overall total and the Life Support mix of total sales, led management in 2002 to consider implementing stringent quality control measures. It became apparent that the only way to insure the highest level of quality possible was to directly control the manufacturing processes. Consequently, towards the later part of 2002, the management of Global Health Trax, Inc. made the decision to manufacture its own Life Support and certain Nature's Turn products in-house. The Nature's Turn product line increased in total sales by over 179% from 2002 to 2003. Its contribution to the total mix of products rose nearly 22% to 47.4% of total sales in 2003.

Technological sales evidenced an increase in sales of 48% in 2003 over 2002. In the later half of 2003, the Smart Magnet line was introduced. Smart Magnets are vitality and body support products that bring electro-magnetic health properties to defined areas of need. Global's Smart Magnets are coated with a metallic, holographic surface. This surface is then printed with a micro-circuit board that is capable of holding an electro-magnetic program defined for a specific purpose. The circuit board is carefully protected with a special polymer that adds durability to this very advanced wellness support product for longevity and ease of use. There are currently over twelve Smart Magnets available with more being developed and tested for specific health and wellness support. The Technological product line was developed in 2002 with the introduction of PolarWearz. There were fifteen categories of PolarWearz products from gloves and ankle supports to body wraps and water bottle holders. PolarWearz was based on Complex Meridian Unit technology that conceptually provides a means to control and manage pain relief using electro magnetic therapy. That the launching of a new technologically innovative product met with such immediate success was evidence of the public outcry for advanced health and wellness products.

Sales of Marketing Aids decreased over 25% in 2003 from 2002. Flyers, samples, videos and tape sales represented the majority of this decline. The sales aids sold in the latter half of 2002 and those to new members in 2003 continue to provide the marketing tools necessary for members to market Global's products. The illustrative effects of these sales aids continue to spread the philosophy of health and wellness while providing financial and health returns to our members.

Other sales items increased in volume by nearly 58%. The increase in 2003 in Life Support product sales carried over to related fees and charges and is directly related to new member enrollment and associated deferred income. It is anticipated that in 2004, all product sales and other related sales will increase substantially.

The Gross Profit increase to 41.0% in 2003 over 2002's 34.8% as a percentage of sales reflects increased marketing and management's continuing efforts to negotiate lower costs of goods sold. Management's policy of proactive cost controls is a routine. From constantly monitoring freight costs to sourcing raw materials for production and packaging materials, Global Health Trax, Inc. is always on the lookout for the most cost effective alternatives.

Operating Expenses as a percentage of sales increased approximately 58% in 2003 over 2002. The management of Global Health Trax, Inc. controlled costs as much as possible in light of the costs anticipated in Global's move to a new 47,500 square foot facility. Advertising decreased over 18%. Amortization and depreciation saw over a 96% increase due to capital expenditures made during 2003. General computer and programming expenses increased around 289% as more high tech equipment was purchased in 2003 for the increase in employees, necessary to provide support to members. Consulting fees decreased over 23% due to the hiring of personnel in-house. Equipment rental increased 5% partly in response to moving into the new facility. Legal expenses increased 16% due to actions taken by Global Health Trax, Inc. in relation to its efforts to become a public entity. Rent expense rose about 58% with the higher rent costs of the new facility. With the new facility, repairs and maintenance expenses rose 208%. Research and development rose by 79% in 2003 over 2002. With the manufacturing deficiencies and related efforts to correct them, the move to the new facility, and the hiring of new research and development staff little time was available the last few months of 2002 for research and development. Hiring new personnel to handle manufacturing and customer support led to an increase in salaries and wages of 56% in 2003.

Other Income (Expense) primarily consists of interest expense. Interest expense increased nearly 42% for the year 2003 over 2002. This increase is primarily attributed to the notes payable to the landlord of the new facility. For the year ended December 31, 2003, $20,703 in debt was eliminated.

The debt extinguishment was the result of arbitration for a dispute resolution with a vendor who had supplied the Company with unacceptable product during the years 2002 and 2003. For the year ended December 31, 2002, $92,653 in debt was eliminated. The debt extinguishment was the result of a protracted dispute resolution process from improper billing by a telephone service provider during 1998 and 1999

Provision for Income Taxes. For the years ended 2003 and 2002, Global Health Trax, Inc. did not incur any federal income tax liability. Net operating loss carryforwards totaling approximately $566,000 federal and $307,000 state amounts at December 31, 2003 are being carried forward. The net operating loss carryforwards expire at various dates through 2024 for federal purposes and 2014 for state purposes.

Liquidity and Capital Resources.


Prior to our recent private offering, Global's operations and capital requirements were financed through internally generated funds, and loans. For fiscal years ended December 31, 2002 and 2003, and the nine months ended September 30, 2004, Global's primary capital requirements were as follows:







                                                      YEAR ENDED DECEMBER 31,           NINE MONTHS
                                                                                      ENDED SEPTEMBER
                                                                                            30,
                                                     ----------- --- -----------     ---------------
                                                        2002            2003              2004
                                                     ----------- --- -----------     ---------------
                             (DOLLARS IN THOUSANDS)

Working capital deficit                           $  525         $   282         $            477



Capital expenditures                                 147             611                      224
                                                     -----------     -----------     ---------------

Total capital requirements                        $  672         $   893         $            701
                                                     ===========     ===========     ===============




These capital requirements, which primarily reflect the growth of Global, were satisfied through internally generated funds, and loans. These proceeds were as follows:



                                                       YEAR ENDED DECEMBER 31,           NINE MONTHS
                                                                                     ENDED SEPTEMBER 30,
                                                      ---------- --- -----------     ----------------
                                                        2002            2003                2004
                                                      ---------- --- -----------     ----------------
                             (DOLLARS IN THOUSANDS)

Cash from the sale of stock                       $           -   $         531   $              363



Working capital provided by (used in) operations          (243)              98                 (316)



Proceeds from loans                                         525             400                  226
                                                      ----------     -----------     ----------------


Total                                             $         282   $       1,029   $              273
                                                      ==========     ===========     ================



Global's cash requirements through the remainder of fiscal 2004 are expected to include expenditures in connection with: (i) increasing investment in research and development, (ii) hiring additional personnel, if and as necessary, to support Global's marketing plan as sales of Global's nutritional supplements increase; (iii) increasing advertising and promotional investments to continue to educate consumers about Global's products; and (iv) implement an integrated accounting, manufacturing, quality assurance and customer support driven enterprise software package. Global expects that the net proceeds from the Offerings, together with anticipated cash flows from operations will be sufficient for the above purposes. Should the Company not raise the entire offering amount, operations will be maintained with slower growth expectations. With a September 30, 2004 balance of $309,350 in cash and cash equivalents, slower growth expectations would require fewer capital expenditures, fewer facilities improvements, and less marketing.


Global's long-term capital requirements are expected to include capital expenditures to support continued growth of nutritional supplements sales. Global may also enter into strategic acquisitions as the nutritional supplements industry continues to consolidate. Global expects to fund its long-term capital requirements including construction of capital projects such as a potential enlargement of the manufacturing facility for the next twelve months and in the foreseeable future, through the use of operating cash flow supplemented, if necessary, through debt financings or the issuance of additional equity.


With the funding from this offering, Global is not anticipating the need to raise additional funds within the next twelve months outside of operating results. Should the results of this offering be less than anticipated, Global will need to reassess its long term goals relative to offering proceeds. Regardless, Global feels confident it can meet its cash requirements over the next twelve months without raising additional funds through the public arena.

Agreements


Global has two strategic agreements with vendors at the present; Paradigm World Marketing (Paradigm) and Snowden Co.,Ltd.(Snowden), both of which are headquartered in Japan.

Paradigm is being contracted to assist Global in entering the Japanese market with its product line. They are contracted to use their best efforts to solicit and promote the sale of Global's products to customers in Japan including product registration, corporate office representation, initiation of promotional and recruiting programs to attract business leaders, maintain a call center, process interim banking needs, and develop and translate collateral material for use in Japan. The contract calls for $29,700 in one-time fees for office setup, $10,000 in monthly fees for office maintenance, $10,000 per product registration and a graduated commission structure based on gross sales payable within ten day s of each succeeding month's end. The agreement contains performance clauses for one and two years. Paradigm is obligated to produce gross sales in Japan of $50,000 for the year within the first year of operation beginning in the first quarter of 2005 and $100,000 per month within two years of beginning operations. If Paradigm does not attain the $100,000 per month in sales by the end of the second year of operations, Global is only required to pay an incentive bonus for two years after the second performance year has ended. The agreement is ongoing indefinitely after August 26, 2004 and is terminable by either party with ninety-day notice. The future effect on Global's financial condition of this agreement should be positive.


Snowden is the supplier of Threelac which currently represents 51% of Global's gross sales. The agreement with Snowden extends through June 30, 2005. The price is established for this period and provides for exclusivity to Global to sell Threelac in the United States of America, Canada, Mexico, Australia and New Zealand during the term of the agreement. Global has agreed to purchase 900,000 individual units per month through the agreement for a total cost per annum of approximately $1,080,000. The agreement is renewable so long as the minimum purchase amount is maintained, and it is anticipated that Global will continue to renew the agreement over the next ten years through 2014. The future effect on Global's financial condition of this agreement should be positive.



Impact of Inflations

Global has historically been able to pass inflationary increases for raw materials and other costs onto its customers through price increases and anticipates that it will be able to continue to do so in the future.

Government Regulation.

The formulation, manufacturing, packaging, labeling, advertising and distribution of Global's products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission ("CPSC"), the United States Department of Agriculture ("USDA") and the Environmental Protection Agency ("EPA"). Global's activities are also regulated by various agencies of the states and localities in which Global's products are sold, including without limitation the California Department of Health Services, Food and Drug branch. The FDA in particular regulates claims in advertising and labeling in the sales of our vitamins, mineral supplements and other products and may take regulatory action concerning medical claims, misleading or untruthful advertising, and product safety issues. Global has been inspected and licensed by the State of California Food and Drub Branch which is equivalent to FDA standards. These regulations include the FDA's Good Manufacturing Practices ("GMP") for foods. Detailed dietary supplement GMPs have been proposed but no regulations have been adopted. Additional dietary supplement regulations were adopted by the FDA pursuant to the implementation of the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). Advertising is primarily regulated by the Federal Trade Commission.

Global may be subject, from time to time, to additional laws or regulations administered by the FDA or other Federal, state or foreign regulatory authorities, or to revised interpretations of current laws or regulations. Global is unable to predict the nature of such future laws, regulations, interpretations or their application to Global, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. They could, however, by way of illustration and without limitation, require Global to: reformulate certain products to meet new standards; recall or discontinue certain products not able to be reformulated; expand documentation of the properties of certain products; expand or provide different labeling and scientific substantiation; or, impose additional record keeping requirements. Any or all such requirements could have a material adverse effect on Global's results of operations and financial position.

Additionally, Internet access and online services are not subject to direct regulation in the United States. Changes in the laws and regulations relating to the telecommunications and media industry, however, could impact our business. For example, the Federal Communications Commission could begin to regulate the Internet and online services industry, which could result in increased costs for us. The laws and regulations applicable to the Internet and to our services are evolving and unclear and could damage our business. There are currently few laws or regulations directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement. Such legislation could expose us to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require us to incur significant expenses in complying with any new regulations. The European Union has recently adopted privacy and copyright directives that may impose additional burdens and costs on international operations.

Research and Development.

Global's Research and Development Laboratory is currently attempting to create even more powerful multi mineral and multi vitamin products at slightly reduced costs to the consumer. Research is being done on a whole food greens product. Testing of various new flavors to be developed for our liquid Mega Minerals Plus, Daily Vita Plus, Daily Vita Plus Vegetarian, HGH at night and Super Sea Essentials is ongoing. Additionally, a probiotic product to work in conjunction with ThreeLac is in beginning stages with a product introduction estimated at late 2005. A skin care line is being researched for introduction in 2005 with possible household cleaning products and functional foods in 2006.


Employees.

As of the date of this prospectus Global Health Trax, Inc. employed 65 persons, of whom approximately 9 were in management, 16 in sales, 6 in marketing, 1 in research and development, 8 in warehouse, 3 in manufacturing and 22 in administration. Global is not party to, and does not expect to be a party to, any collective bargaining arrangements. Global currently enjoys very good relations with its employees and is not aware of any pending or threatened legal actions or disputes of any kind.

Facilities.


Global leases a 47,500 square-foot, state-of-the-art distribution, manufacturing and office facility in Vista, California, which it has occupied since October 2002. This facility has served as Global's executive offices for management, sales and administration. In addition, this facility is the distribution center for manufactured and sourced products. The lease on this facility is due to expire in 2012 and the current rental lease, considering the most recent adjustment, is approximately $377,000 per year. The lease is triple net and contains a cost of living increase as well as a cost of living decrease. A triple net lease is one in which the lessee pays rent to the lessor, as well as all taxes, insurance, and maintenance expenses that arise from the use of the property. Additionally, Global is fortunate enough to have a potential offset, cost of living decrease, to any increased rent due to an increased cost of living index. Since the inception of the lease, the monthly base rent has increased $588.04 to $26,720.04 as a result of a 2.3% increase in the Corporate Offices, Research Laboratories, Light Manufacturing index. Should the index utilized have reflected a decrease of 2.3%, the base rent would have declined to $25,530.96 per month.


Description of Property

As of the date of this prospectus we did not own any property other than office furnishings and fixtures, business machines, vehicles and inventory.

Certain Relationships and Related Transactions

In connection with the organization of Global, and prior to any stock splits, Everett Hale, a founding shareholder of our company, provided labor and services in exchange for which for he was issued 20,000,000 shares of common stock. On June 15, 2003 Global conducted a 4 for 1 reverse split of its outstanding common stock, which reduced Mr. Hale's ownership to 5,000,000 shares. On November 15, 2003 we conducted a 2 for 1 forward split of our common stock, which increased Mr. Hale's ownership to 10,000,000 shares. Similarly, in connection with the organization of Global, and prior to any stock splits, Lorin Dyrr, a founding shareholder of our company, provided labor and services in exchange for which for she was issued 20,000,000 shares of common stock.

On June 15, 2003 Global conducted a 4 for 1 reverse split of its outstanding common stock, which reduced Ms. Dyrr's ownership to 5,000,000 shares. During the first and second quarters of 2003, $40,037 was advanced to Ms. Dyrr. In June 2003, the Company offset the advance in consideration of 50,000 shares of the Company's stock received from her. The transaction was recorded as the cancellation of stock. On November 15, 2003 we conducted a 2 for 1 forward split of our common stock, which increased Ms. Dyrr's ownership to 9, 900,000 shares. In addition,

Global officer and director Russell Chaisson was issued 500,000 shares of common stock in October 2003 in exchange for services and a promissory note in the amount of $125,000 at 5% per annum with the full amount due and payable 12/31/2006 and secured by the 500,000 shares issued. Pursuant to a stockholders' meeting on November 15, 2003, a 2 for 1 forward stock split increased Mr. Chiasson's 500,000 shares to 1,000,000 shares issued. The promissory note of $125,000 continues to be secured by the full amount of shares issued of 1,000,000 shares after November 15, 2003.



On November 15, 2003 we conducted a 2 for 1 forward split of our common stock, which increased Mr. Chaisson's ownership to 1,000,000 shares. Global officer Henry S. Leonard was issued 500,000 shares of common stock in June 2004 in exchange for services and a promissory note in the amount of $62,500 at 5% per annum with the full amount due and payable 12/31/2006 and secured by the 500,000 shares issued. In each case presented above where stock was issued, it is the Company's firm belief that, based upon circumstances including Global's need at the time, retention of skills available from key employees and the perceived long-term benefit of recognition for work performed, the terms received for these transactions are on terms as favorable as could have been obtained from unaffiliated third parties.

Further, we have recently completed our capitalization with a private offering that resulted in $2,015,030 in proceeds to Global, including the conversion of debt for stock. These proceeds were contributed by the selling shareholders set forth elsewhere in this prospectus in exchange for an aggregate of 3,705,207 shares of common stock.


The Tom E. Dixson Trust, the trustee of whom is Tom E. Dixson, the Company's landlord, through notes payable conversions and purchases of stock has accumulated two million shares of the Company's common stock, including 755,556 shares to retire a debt of $670,000. This represents 8.3% of the Company's outstanding common stock at December 31, 2003. The facility lease agreement is a non-cancelable operating lease and extends into 2012. Mr. Dixson has also been granted an option on 400,000 shares of common stock at $.25 per share. None of these options have been exercised. The rent lease provides that property taxes, insurance, and maintenance expenses are the responsibility of the Company.


The Board of Directors of Global has adopted a 2003-2004 Employee Stock Option Plan. The Board of Directors administers the Plan unless a committee is appointed by the Board (the "Committee") to administer the Plan. The Plan authorizes the Board/Committee to grant options to certain qualifying key employees. Within certain limitations, both the selection of recipients and the number of option shares to be allocated to each recipient is within the discretion of the Board/Committee, but the aggregate number of option shares granted under the Plan cannot exceed Three Million Shares (3,000,000). 2,510,000 of incentive stock options were granted during the nine-months ended September 30, 2004, including 1,000,000 to Everett Hale and 1,000,000 to Lorin Dyrr.

The Stock Option Plan includes incentives for certain key employees and independent contractors who make significant contributions to Global's growth and development. To date the Board of Directors has authorized 2,000,000 shares for such purposes. The Board of Directors is authorized to grant options to certain qualifying key employees. The selection of recipients, the exercise price and the number of option shares to be allocated to each recipient is strictly within the discretion of the Board of Directors. 720,000 non-statutory stock options were granted during the nine-months ended September 30, 2004.

Market for Common Equity and Related Stockholder Matters

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements. When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public

Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

As of the date of this prospectus, there were 57 record holders of our common stock.

There are 29,105,207 outstanding shares of our common stock which can be sold pursuant to Rule 144. There are also 4,000,000 options or warrants to purchase, or securities convertible into, shares of our common stock.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors in accordance with California law.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by us has been passed upon by Kennan E. Kaeder, Attorney at Law, 110 West C Street, Suite 1300, San Diego, California.


On January 26, 2005 Global was sued in San Diego County Superior Court by Solutions Consulting Group, Inc. for declaratory and injunctive relief arising out of a consulting contract for implementing accounting software and programming needs for an order entry system. Global believes the contract was breached and had thereon declined to make the balance of payments due. The total amount in dispute is approximately $45,000.


EXPERTS

Our consolidated financial statements as of December 31, 2003 and 2002 and for the years then ended included in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their report thereon, and are included in reliance upon said report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

                                     PART FS

                     GLOBAL HEALTH TRAX, INC. AND SUBSIDIARY

                                    CONTENTS




PAGE                1      INDEPENDENT AUDITORS' REPORT

PAGES             2 - 3    CONSOLDIATED BALANCE SHEETS AS OF DECEMBER 31, 2003 AND 2002

PAGE                4      CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

PAGE                5      CONSOLIDATED  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIENCY) FOR THE YEARS ENDED
                           DECEMBER 31, 2003 AND 2002

PAGES             6 - 7    CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

PAGES             8 - 18  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND 2002

PAGES             19-20   CONSOLDIATED BALANCE SHEETS AS OF SEPTEMBER 30, 2004 (UNAUDITED)AND DECEMBER 31, 2003

PAGE               21      CONSOLIDATED  STATEMENTS  OF  OPERATIONS  FOR THE NINE MONTHS  ENDED SEPTEMBER 30,  2004 AND
2003                           (UNAUDITED)

PAGE               22      CONSOLIDATED  STATEMENT  OF CHANGES IN  STOCKHOLDER'S  EQUITY FOR THE NINE MONTHS ENDED
                         SEPTEMBER 30, 2004 (UNAUDITED)

PAGES             23-25    CONSOLIDATED  STATEMENTS  OF CASH  FLOWS FOR THE NINE MONTHS  ENDED  SEPTEMBER 30,  2004 AND
                           2003 (UNAUDITED)

PAGES             26-40    NOTES TO CONSOLIDATED  FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND
                           2003(UNAUDITED)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Global Health Trax, Inc.:

We have audited the accompanying consolidated balance sheets of Global Health Trax, Inc. and subsidiary (the "Company"), as of December 31, 2003 and 2002, and the related statements of operations, changes in stockholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Health Trax, Inc. and subsidiary as of December 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida
May 28, 2004

                     GLOBAL HEALTH TRAX, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                        As of December 31, 2003 and 2002




                                  ASSETS
                                                                                 2003                2002
                                                                            ----------------    ---------------
                                                                            ----------------    ---------------
CURRENT ASSETS
Cash and cash equivalents                                                         $ 242,455          $ 160,034
Accounts receivable, net of allowance for doubtful accounts
     of $7,742 and $12,525, respectively                                             24,977             33,868
Inventories                                                                         633,034            299,610
Prepaid expenses                                                                     87,097            182,622
Income taxes receivable                                                                -                27,582
Other                                                                                 1,714              1,149
                                                                            ----------------    ---------------
       Total Current Assets                                                         989,277            704,865
                                                                            ----------------    ---------------

Plant and equipment, net of accumulated depreciation of
     $385,061 and $237,083, respectively                                            881,790            202,680
                                                                            ----------------    ---------------

Intangible assets, net of accumulated amortization of $224,077 and
    $83,070 respectively                                                            309,805            192,170
                                                                            ----------------    ---------------

OTHER ASSETS
       Deposits                                                                      63,030             47,632
       Other receivable, related parties                                             33,782             31,973
       Interest receivable                                                            1,562               -
                                                                            ----------------    ---------------
           Total Other Assets                                                        98,374             79,605
                                                                            ----------------    ---------------

Total Assets                                                                     $2,279,246          $1,179,320
                                                                            ================    ===============




The accompanying notes are an integral part of these statements.

                     GLOBAL HEALTH TRAX, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                        As of December 31, 2003 and 2002




                 LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Cash overdraft                                                                     $ 172,383           $ 205,675
Accounts payable                                                                     642,501             445,354
Accrued expenses                                                                      63,864              17,706
Accrued commissions                                                                  244,462             208,517
Notes payable, related parties                                                     -                     175,212
Notes payable, current portion                                                     -                      94,402
Capital leases payable, current portion                                               42,202              18,891
Deferred income                                                                      105,436              63,947
                                                                            -----------------    ----------------
       Total Current Liabilities                                                   1,270,848           1,229,704
                                                                            -----------------    ----------------

LONG-TERM LIABILITIES:
Notes payable                                                                        263,970             484,017
Capital leases payable                                                                91,401            -
Other payable                                                                          2,700            -
                                                                            -----------------    ----------------
       Total Long-Term Liabilities                                                   358,071             484,017
                                                                            -----------------    ----------------

           Total Liabilities                                                       1,628,919           1,713,721
                                                                            -----------------    ----------------

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock, authorized 10,000,000 shares with no par value, none
issued and outstanding                                                             -                    -
Common stock, authorized 100,000,000 shares common stock with no par value; issued and outstanding 24,149,308 and 20,000,000, respectively
                                                                                   1,560,193              23,000
Stock subscription receivable                                                      (125,000)            -
Additional Paid-In Capital - Stock Based Compensation                                 75,000            -
Deferred Stock Based Compensation                                                   (69,234)            -
Retained earnings (Deficit)                                                        (790,632)           (557,401)
                                                                            -----------------    ----------------
                                                                            -----------------    ----------------
       Total Stockholders' Equity (Deficiency)                                       650,327           (534,401)
                                                                            -----------------    ----------------
                                                                            -----------------    ----------------
Total Liabilities and Stockholders' Equity (Deficiency)                     $      2,279,246          $ 1,179,320
                                                                            =================    ================

The accompanying notes are an integral part of these statements.

                     GLOBAL HEALTH TRAX, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For The Years Ended December 31, 2003 and 2002




                                                                        2003                 2002
                                                                  ------------------    ----------------
Revenue
        Net sales                                                       $ 7,819,836         $ 5,196,583

Cost of sales                                                             4,613,500           3,388,991
                                                                  ------------------    ----------------

Gross profit                                                              3,206,336           1,807,592
                                                                  ------------------    ----------------

Operating expenses
        Amortization & depreciation                                         249,418             141,754
        Other selling, general and administrative                         3,118,967           1,981,330
                                                                  ------------------    ----------------

            Total Operating expenses                                      3,368,385           2,123,084
                                                                  ------------------    ----------------

Loss from operations                                                      (162,049)           (315,492)
                                                                  ------------------    ----------------

Other income and (expense)
        Interest expense                                                   (91,085)            (64,240)
        Gain on extinguishment of debt                                       20,703              92,653
                                                                  ------------------    ----------------
            Total other income and (expense)                               (70,382)              28,413

                                                                  ------------------    ----------------
Loss before income tax provision                                          (232,431)           (287,079)
                                                                  ------------------    ----------------

        Current tax provision                                                 (800)               (800)
                                                                  ------------------    ----------------
            Total tax provision                                               (800)               (800)

                                                                  ------------------    ----------------
Net loss                                                                 $ (233,231)         $ (287,879)
                                                                  ==================    ================

Loss per common share:
        Basic and diluted                                          $        (0.01)       $      (0.01)
Weighted average common and dilutive common
   equivalent shares outstanding:
        Basic and diluted                                                21,267,956          20,000,000


The accompanying notes are an integral part of these statements.

                     GLOBAL HEALTH TRAX, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF CHANGES
                      IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                 For The Years Ended December 31, 2003 and 2002


                          -------------------------     ------------    --------------    -------------    ---------    ----------




                                   Additional
                                     Paid In
                                                           Stock          Capital -         Deferred       Retained
                                Common Stock            Subscription     Stock Based      Stock Based      Earnings
                            Number         Amount       Receivable      Compensation      Compensation     (Deficit)      Total
                          -----------    ----------     ------------    --------------    -------------    ---------    ----------

Balance, January 1,       20,000,000  $     23,000  $        -       $        -        $        -       $  (269,522) $  (246,522)
2002

      Net loss                 -             -               -                -                 -          (287,879)    (287,879)

                          -----------    ----------     ------------    --------------    -------------    ---------    ----------
Balance, December
31, 2002                  20,000,000        23,000           -                -                -           (557,401)    (534,401)
                          -----------    ----------     ------------    --------------    -------------    ---------    ----------

      Stock issued
      for cash             1,202,874       531,000           -                -                 -              -          531,000

      Stock issued
      on conversion
      of notes             2,046,434       921,230           -                -                 -              -          921,230
      payable

      Stock issued
      for note             1,000,000       125,000        (125,000)            75,000         (75,000)         -                -
      receivable

      Amortization
      of deferred
      compensation            -              -               -                -                  5,766        -             5,766

      Cancellation
      of stock            (100,000)      (40,037)            -                -                -              -          (40,037)

      Net loss                 -             -               -                -                 -          (233,231)    (233,231)

                          -----------    ----------     ------------    --------------    -------------    ---------    ----------
Balance, December
31, 2003                  24,149,308  $  1,560,193  $     (125,000)  $         75,000  $      (69,234)  $  (790,632) $    650,327
                          -----------    ----------     ------------    --------------    -------------    ---------    ----------


The accompanying notes are an integral part of these statements.

                     GLOBAL HEALTH TRAX, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For The Years Ended December 31, 2003 and 2002



                                                                                    2003                  2002
                                                                              ------------------    -----------------
Cash flows from operating activities
        Net loss for the year                                                  $      (233,231)         $   (287,879)
        Adjustments to reconcile net loss for the year to net
           cash provided by (used in) operating activities
             Amortization and depreciation                                              278,285              141,754
             Amortization of deferred compensation                                        5,766                    -
             Loss on disposal of plant and equipment                                          -                1,393
             Gain on extinguishment of debt                                            (20,703)             (92,653)
             Decrease in accounts receivable                                              8,891               43,331
             Increase in inventories                                                  (333,424)             (29,784)
             Decrease (increase) in prepaid expenses                                     10,525            (167,999)
             Decrease in income tax receivable                                           27,582               27,634
             Increase in other assets                                                     (566)                 (74)
             Increase in deposits                                                      (15,398)             (29,147)
             Increase in interest receivable                                            (1,562)                    -
             Increase in accounts payable                                               245,797              139,391
             Increase in accrued expenses                                                46,158               15,705
             Increase in accrued commissions                                             35,946               24,102
             Increase(decrease) in deferred income                                       41,489             (28,766)
             Increase in other payable                                                    2,700                    -
                                                                              ------------------    -----------------
                  Net cash provided by (used in) operating activities                    98,255            (242,992)
                                                                              ------------------    -----------------

Cash flows from investing activities
        Proceeds on sales of plant and equipment                                              -                5,200
        Purchase of plant and equipment                                               (611,227)            (147,104)
        Increase in related party loans                                                (41,845)             (31,973)
        Purchases of intangible assets                                                (173,642)            (131,835)
                                                                              ------------------    -----------------
             Net cash used in investing activities                                    (826,714)            (305,712)
                                                                              ------------------    -----------------

Cash flows from financing activities
        (Decrease) increase in cash overdraft                                          (33,292)               31,976
        Proceeds from notes payable                                                     400,291              524,921
        Principal payments on notes payable                                            (21,670)                    -
        Principal payments on capital leases payable                                   (65,449)                    -
        Proceeds from stock issuance                                                    531,000                    -
                                                                              ------------------    -----------------
             Net cash provided by financing activities                                  810,880              556,897
                                                                              ------------------    -----------------


The accompanying notes are an integral part of these statements.

                     GLOBAL HEALTH TRAX, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                 For The Years Ended December 31, 2003 and 2002




                                                                                    2003                  2002
Increase in cash and cash equivalents during the year                                 $  82,421             $  8,193

        Cash and cash equivalents, beginning of year                                    160,034              151,841

                                                                              ------------------    -----------------
        Cash and cash equivalents, end of year                                        $ 242,455            $ 160,034
                                                                              ==================    =================

Supplemental disclosure of cash flow information: Cash paid for:
             Interest                                                                  $ 91,085             $ 64,240
                                                                              ==================    =================

             Income taxes                                                               $   800              $   800
                                                                              ==================    =================

Non-cash investing and financing activities:
        Stock issued for conversion of notes payable                                  $ 921,230             $     -
        Stock issued for note receivable                                                125,000                    -
        Stock cancelled for other receivable, related party                              40,037                    -
        Acquisition of equipment through capital leases payable                         180,161                    -
        Acquisition of equipment through notes payable                                   25,000                    -
        Acquisition of services through notes payable                                    10,000                    -
        Increase in intangible asset and decrease in prepaid expenses                    85,000                    -
        Interest payable added to principal amount of converted notes payable            17,947                    -

The accompanying notes are an integral part of these statements.

                     GLOBAL HEALTH TRAX, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                 For The Years Ended December 31, 2003 and 2002

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follow.

1. Financial statement presentation

The accounting and reporting policies of Global Health Trax, Inc. and Subsidiaries (the Company) conform with accounting principles generally accepted in the United States of America (US GAAP) and general practices in the manufacturing industry.

2. Principles of consolidation

The consolidated financial statements include the accounts and operations of Global Health Trax, Inc. and its wholly owned subsidiary in Canada. All significant intercompany accounts and transactions have been eliminated in consolidation.

3. Business activity

The Company is a Nevada corporation organized in 1997 and incorporated in 1999. The Company is engaged in the development, manufacture, marketing and distribution of its own nutrition and other wellness products through retail and wholesale home-based business entrepreneurs (members) and other direct sales venues. The Company is an international neutracutical manufacturing and wholesale distributor of proprietary health and wellness products, some of which are patented by the Company.

4. Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents.

5. Intangible assets

The Company has adopted SFAS No. 142, "Goodwill and Other Intangible Assets", in connection with intangible assets. In accordance with SFAS No. 142, in addition to amortization, intangible assets are tested at least annually for impairment. Intangible assets include software development costs, patents and formulas, website development costs, good manufacturing practices, and training system developments and are amortized over periods ranging between three and five years.

6. Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method. The Company is implementing a standard costing inventory management system in 2004.

7. Plant and Equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost includes expenditures for major improvements and replacements and the net amount of interest cost associated with significant capital additions. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated useful lives. Leasehold improvements are amortized over the shorter of the life of the respective lease or the service life of the improvements. The straight-line method of depreciation and amortization is followed for financial reporting purposes.

Assets are depreciated utilizing the straight-line method of depreciation over the following estimated useful lives:



Computer and equipment                3  to    7  years
Furniture and fixtures                3  to    7  years
Vehicles                              3  to    5  years
Leasehold Improvements                7  to  10  years



Maintenance, repairs, and renewals, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. These long-lived assets are generally evaluated on an individual basis in making a determination as to whether such assets are impaired. Periodically, the Company reviews its long-lived assets for impairment based on estimated future nondiscounted cash flows attributed to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. There has been no impairment loss recorded for the years ended December 31, 2003 and 2002. Gains or losses on dispositions of property and equipment are included in earnings as they occur. The Company generally capitalizes assets with a cost in excess of one thousand dollars.

8. Revenue recognition and deferred revenue


The Company receives payment, primarily via credit card for the sale of products at the time members and customers place orders. Sales are recorded as revenue at the time the product is shipped, at which point title transfers to the customer, and when collection is reasonably assured Payments received for unshipped products are recorded as deferred income and are included in current liabilities. At December 31, 2003, there were no payments received for unshipped products. At December 31, 2002, $1,356 of payments had been received for unshipped products. Product returns are tracked for a potential reserve founded on historical experience. Based on management's opinion, product returns in 2003 and 2002 were not material and a reserve for product returns and allowances was not provided for. Additionally, the Company collects an annual renewal fee from members that are recognized on a straight-line basis over a subsequent twelve-month period. . During the years ended December 31, 2003 and 2002, revenue from annual renewal fees totaled $112,246 and $79,774, respectively, and is included in revenue in the accompanying consolidated statements of operations. Annual renewal fees that the Company has received but which have not been recognized in revenue are recorded as deferred income and are included in current liabilities. At December 31, 2003 and 2002, annual renewal fees received but which had not been recognized in revenue totaled $105,436 and $62,591, respectively.

Under the guidelines of Emerging Issues Task Force No 01-09 ("EITF 01-09"), certain sales incentives offered by a company to customers, including discounts, coupons, and rebates, are generally presumed to be a reduction of the selling prices of products, and, therefore, should be characterized as a reduction of revenue when recognized in a company's income statement. Member incentives paid under our compensation plan include commissions and bonuses that are paid based on sales volume points assigned to products independent of the product's price and do not include discounts, coupons, or rebates. Currently, member incentives are classified as a component of operating expenses and we believe that this is the appropriate treatment, given the guidelines pursuant to EITF 01-09. Members and customers are generally charged for delivery of product. Net shipping and handling fees are included in net sales.


9. Comprehensive Income

The Company has no items of other comprehensive income (loss) for the years ended December 31, 2003 and 2002.

10. Income taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income tax assets and liabilities are provided based on the difference between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. An allowance against deferred tax assets is recorded in whole or in part when it is more likely than not that such tax benefits will not be realized.

11. Product return policy

All returned product within the first 60 days of purchase will be refunded at 100 percent of the sales price to all first-time purchasers. This 60 day return policy is offered to members only on their first order of any given product offered by the Company. Returned product that was damaged during shipment to the customer is 100 percent refundable.

12. Product research and development

Product research and development costs are charged to expense as incurred. Research and development expenses were $17,152 and $9,573 for the years ended December 31, 2003 and 2002, respectively.

13. Shipping and Handling Fees

The Company nets excess shipping and handling fees billed to customers over the related costs to revenues. Such fees and costs are primarily comprised of outbound freight. Included in revenues in the accompanying consolidated statements of income are net shipping and handling fees of $70,315 and $23,980 for the years ended December 31, 2003 and 2002, respectively.

14. Advertising

Advertising costs are charged to expense as incurred. Advertising expenses included in selling expenses were $78,181 and $95,873 for the years ended December 31, 2003 and 2002, respectively.

15. Stock - based compensation

As described in Note I, the Company has elected to follow the accounting provisions of Accounting Principles Board Opinion (APBO) No. 25, "Accounting for Stock Issued to Employees," for stock-based compensation and to furnish the pro forma disclosures required under SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure."

16. Earnings (loss) per share and stock split

Basic earnings (loss) per common share (EPS) are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on shares outstanding (computed as under basic EPS) and potentially dilutive common shares. Potential common shares included in the diluted earnings per share calculation include in-the-money stock options that have been granted but have not been exercised. Weighted average shares outstanding for all years presented reflect the stock splits effective November 15, 2003 and June 30, 2003 (See Note H).

17. Fair value of financial instruments

The carrying value of the Company's cash and cash equivalents, accounts receivable, payables, cash overdrafts and accrued liabilities approximate fair values due to the short-term maturity of the instruments. The carrying value of long-term obligations approximates the fair value based on the effective interest rates compared to current market rates.

18. Concentrations of Credit Risk

At December 31, 2003 and 2002, the Company held cash and cash equivalents, in the aggregate amount of $242,455 and $160,034, respectively, and most of these amounts were deposited with one bank. The majority of the Company's sales are made to members and retail customers. Consequently, the exposure to credit risks relating to trade receivables is limited. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in trade accounts receivable.

19. Reclassification

Certain 2002 balances have been reclassified to conform to the 2003 presentation.

20. Common stock

The Company follows the practice of recording amounts received upon the sale of its stock by crediting its no par common stock. No stock options were authorized as of December 31, 2003.

21. Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes. Actual results could differ from those estimates.

22. Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation Number 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). This Interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interests. FIN No. 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest. In December 2003, FASB completed its deliberations regarding the proposed modification to FIN No. 46 and issued Interpretation Number 46 (R) "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN No. 46 (R)"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN No. 46 (R) is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after December 15, 2004. The adoption of FIN No. 46 (R) is not expected to have an impact on the Company's consolidated financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It is effective for contracts entered into or modified after June 30, 2003, except as stated within the statement, and should be applied prospectively. Management believes the provisions of this Standard currently have no effect on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. Management believes the provisions of this Standard currently have no effect on our financial position or results of operations.



NOTE B - INVENTORIES

Inventories as of December 31, 2003 and 2002 consisted of the following:

                                                    12/31/2003             12/31/2002
                                               ---------------------    -----------------
                                               ---------------------    -----------------
                  Raw materials                            $ 64,510              $    11
                  Work in progress                           32,866                    -
                  Finished goods                            535,658              299,599
                                               ---------------------    -----------------
                                               ---------------------    -----------------
                                                          $ 633,034            $ 299,610
                                               =====================    =================


NOTE C - PLANT AND EQUIPMENT

Plant and equipment as of December 31, 2003 and 2002 consisted of the following:




                 Plant and Equipment (A)                            2003                 2002

----------------------------------------------------------- -- ---------------     ------------------
----------------------------------------------------------- -- ---------------     ------------------
Computer                                                            $ 391,143              $ 195,962
Equipment                                                             389,453                 51,959
Furniture and fixtures                                                 69,463                 42,266
Vehicles                                                               70,441                 74,380
Leasehold Improvements                                                346,351                 75,196
                                                               ---------------     ------------------
                                                               ---------------     ------------------
     Total                                                          1,266,851                439,763
               Accumulated Depreciation                             (385,061)              (237,083)
                                                               ---------------     ------------------
                                                               ---------------     ------------------
                          Net Plant and Equipment                   $ 881,790              $ 202,680
                                                               ===============     ==================


Depreciation expense for the years ended December 31, 2003 and 2002 was $137,278 and $67,336, respectively.

(A) Includes assets held under capital leases payable (See Note G).

NOTE D - INTANGIBLE ASSETS

Intangible assets as of December 31, 2003 and 2002 consisted of the following:




                   Intangible Assets                              2003               2002

---------------------------------------------------------     --------------    ----------------
---------------------------------------------------------     --------------    ----------------
Software Development                                              $ 110,186           $ 110,186
Patents and Formulas                                                159,139              54,139
Website Development                                                 139,557              70,915
Good Manufacturing Practices                                         85,000                   -
Training System Development                                          40,000              40,000
                                                              --------------    ----------------
                                                              --------------    ----------------
     Total                                                         533,882             275,240
               Accumulated Amortization                           (224,077)            (83,070)
                                                              --------------    ----------------
                                                              --------------    ----------------
                            Net Intangibles                       $ 309,805           $ 192,170
                                                              ==============    ================


Amortization expense for the years ended December 31, 2003 and 2002 was $141,007 and $74,418 , respectively.

NOTE E - LONG TERM DEBT

                                                                     2003               2002
                                                                ---------------- -- --------------
Notes payable to related parties,  10% interest  maturing from
2003 through 2012.  $155,042 of 2002 balances was converted to
stock in 2003. (See Note H).                                    $             -         $ 175,212

Notes  payable at 10%  interest,  maturing  at various  dates.
$563,779  of 2002  balances  was  converted  to stock in 2003.
(See Note H).                                                         263,970             578,419

                                                                ----------------    --------------
                                                                ----------------    --------------
                                                                      263,970             753,631
     Less:  current portion                                                 -            (269,614)
                                                                ----------------    --------------
                                                                    $ 263,970       $     484,017
                                                                ================    ==============


Approximate principal repayments are as follows:                     2003
--------------------------------------------------------------- ---------------
--------------------------------------------------------------- ---------------
                             2004                               $
                                                                         -
                             2005                                     263,970
                                                                ---------------
                                                                  $      263,970
                                                                ===============

NOTE F - INCOME TAXES
Significant components of the Company's deferred income tax assets at December 31, 2003 and 2002 are as follows:
                                                                        2003                    2002
                                                               --------------------    --------------------
                                                               --------------------    --------------------
               Deferred income tax asset:
                    Net operating loss carry forward            $        219,000       $         136,000
                                                               --------------------    --------------------
                         Total deferred income tax asset                219,000                 136,000
                          Valuation allowance                         ( 219,000 )             ( 136,000 )
                                                               --------------------    --------------------
                                                               --------------------    --------------------
               Net deferred income tax asset                    $          -            $          -
                                                               ====================    ====================

Reconciliation of the effective income tax rate to the U. S. statutory rate is as follows:

                                                                         2003                  2002
                                                                    ---------------       ---------------
                                                                    ---------------       ---------------
               Tax expense at the U.S. statutory
                    income tax rate                                         (34.0)  %             (34.0)  %
               Increase in the valuation allowance                           34.0                  34.0
                                                                    ---------------       ---------------
                                                                    ---------------       ---------------
               Effective income tax rate                                       -    %               -     %
                                                                    ===============       ===============


The tax provision for the years ended December 31, 2003 and 2002 represents minimum California state taxes. Deferred taxes are recorded to give recognition to temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years. Deferred tax liabilities generally represent items that we have taken a tax deduction for, but have not yet recorded in the Consolidated Statement of Operations.

Net operating loss carryforwards totaling approximately $566,000 federal and $307,000 state amounts at December 31, 2003 are being carried forward. The net operating loss carryforwards expire at various dates through 2024 for federal purposes and 2014 for state purposes.

A full valuation allowance has been established due to the lack of earnings as support for recognition of the deferred tax assets recorded.

NOTE G - CAPITAL LEASE OBLIGATIONS

The Company follows the provisions of Statement of Financial Accounting Standards No. 13, Accounting for Leases (SFAS 13), in determining the criteria for capital leases. Leases that do not meet such criteria are classified as operating leases and related rentals are charged to expense in the year incurred.

During 2003, the Company entered into four equipment leases of production equipment that provided for bargain purchase options at the termination of the lease. As a result of these bargain purchase options, the leases were classified as capital leases. The present value of future minimum payments under these capital leases totaled $123,583 and payments were scheduled through 2005, 2006 and 2008.

Two vehicles have been capitalized due to their extended leases exceeding 75% of their economic life of five years. The present value of future minimum payments under these capital leases totaled $10,721 and payments were scheduled into 2004 and 2005.

The following is a summary by year of future minimum rental payments for capitalized leases that have initial or remaining noncancelable terms in excess of one year as of December 31, 2003:

                                    Fiscal Years Ending                                           Amount
      ---------------------------------------------------------------------------------    ---------------------
      ---------------------------------------------------------------------------------    ---------------------
                                            2004                                                       $ 62,124
                                            2005                                                         59,488
                                            2006                                                         25,277
                                            2007                                                         21,695
                                            2008                                                          5,575
                                                                                           ---------------------
      Total minimum lease payments                                                                      174,159
           Less: Estimated amount representing interest                                                (40,556)
                                                                                           ---------------------
                                                                                           ---------------------
      Present value of net minimum capital lease payments                                               133,603
           Less: Current portion                                                                       (42,202)
                                                                                           ---------------------
                                                                                           ---------------------
      Long-term obligations under capital leases at December 31, 2003                                  $ 91,401
                                                                                           =====================

At the year ended December 31, 2003, capital lease assets as a component of net property and equipment were as follows:


                                                2003                   2002
                                        ---------------------    -----------------
                                        ---------------------    -----------------
Capital lease assets                               $ 168,042            $  79,259
Accumulated depreciation                            (17,988)             (29,018)
                                        ---------------------    -----------------
                                        ---------------------    -----------------
Net capital lease assets                           $ 150,054            $  50,241
                                        =====================    =================



(See Note K for operating lease disclosures).

NOTE H - STOCKHOLDERS' EQUITY

During the first and second quarters of 2003, $40,037 was advanced to the Company's Co-founder, Director and Executive Vice President (the Executive Vice President). In June 2003, the Company offset the advance in considerations of 100,000 shares of the Company's stock received from the Executive Vice President. The transaction was recorded as the cancellation of stock.

During the second and third quarters of 2003, the Company issued 1,202,874 shares of its stock for $531,000 in cash pursuant to a limited private placement.


On October 1, 2003, the Company issued 500,000 (1,000,000 post-split) shares of its stock to a Director and Vice President of Training of the Company (the Vice President of Training) for a note receivable of $125,000. The note receivable bears interest at 5%, is collateralized by the stock issued, and is due December 31, 2006. In connection with this transaction, the Company recorded $75,000 as deferred compensation and additional paid-in capital in the stockholders' equity (deficiency) section of accompanying financial statements (See Note M).


During 2003, notes payable of $921,230, including accrued interest, were converted into 2,046,434 shares of common stock.

On November 15, 2003, the Stockholders voted to initiate a two for one forward common stock split.

Effective June 30, 2003 the Board of Directors initiated a four for one reverse split of the common stock. It also increased the authorized number of common stock shares from 50,000,000 to 100,000,000 and authorized the issuance of 10,000,000 shares of preferred stock.

Effective January 1, 2001, the Board of Directors initiated a forward stock split on the basis of 200,000 new for 1 old share.

All share and per share amounts have been restated to reflect the effects of the previously discussed common stock splits.

NOTE I - STOCK-BASED COMPENSATION

The Company has applied the disclosure provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation --

Transition and Disclosure -- An Amendment of FASB Statement No. 123," for the years ended December 31, 2003 and 2002. Issued in December 2002, SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As permitted by SFAS No. 148, the Company continues to account for stock options under APB Opinion No. 25, under which no compensation has been recognized. There were no stock options granted or exercised during this reporting period. Had there been, the Company would have applied the fair value recognition disclosure provisions of SFAS No. 123, as amended by SFAS No. 148, to stock-based compensation. As a result, no pro forma disclosures are presented.

In 2003, the Company adopted a stock option plan, the 2003-2004 Employee Stock Option Plan (the Plan), that provides for the granting of incentive stock options or nonstatutory stock options, as defined.

The Plan authorizes the Board of Directors or a committee appointed by the Board of Directors to grant incentive stock options to certain qualifying key employees. The aggregate number shares of common stock that may be optioned and sold under incentive stock options is 3 million shares. Optionees have the right to exercise the incentive stock options no sooner than the second anniversary date of hire by the Company, or, if the optionee has been an employee of the Company for over two years, then no sooner than one year from the date of grant. All incentive stock options granted expire 36 months from the date of grant. At December 31, 2003, no incentive stock options had been granted under the Plan (see Note N).

The Plan also authorizes the Board of Directors to grant nonstatutory stock options to certain key employees and independent contractors who make significant contributions to the Company's growth and development. The aggregate number shares of common stock that may be optioned and sold under nonstatutory stock options is 1 million shares. Optionees have the right to exercise no more than one half of the total nonstatutory stock options granted no sooner than the first anniversary date of the grant. Optionees have the right to exercise the remaining nonstatutory stock options granted no sooner than the second anniversary date of the grant. All nonstatutory options granted herein shall expire 36 months from the date of this grant. The selection of recipients, the exercise price and the number of nonstatutory option shares to be allocated to each recipient is strictly within the discretion of the Board of Directors. At December 31, 2003, no nonstatutory options had been granted under the Plan. (See Note N).

NOTE J - GAIN ON EXTINGUISHMENT OF DEBT

For the year ended December 31, 2003, $20,703 in debt was eliminated. The debt extinguishment was the result of arbitration for a dispute resolution with a vendor who had supplied the Company with unacceptable product during the years 2002 and 2003.

For the year ended December 31, 2002, $92,653 in debt was eliminated. The debt extinguishment was the result of a protracted dispute resolution process from improper billing by a telephone service provider during 1998 and 1999.

NOTE K - COMMITMENTS AND CONTINGENCIES

1. Operating leases

Operations are currently conducted in leased facilities. The facility lease agreement is a non-cancelable operating lease and extends into 2012. The rent lease provides that property taxes, insurance, and maintenance expenses are the responsibility of the Company. The total rent expense for the years ended 2003 and 2002 was $266,250 and $139,245, respectively. The Company utilizes equipment under non-cancelable operating leases, extending through 2008. The rental lease expenses for the years ended December 31, 2003 and 2002 were $53,452 and $50,888, respectively. The following amounts contain the assumption that, in the normal course of business, any operating leases that expire within the time frame represented will be renewed or replaced by leases on other properties, assuming operations continue and will extend, at a maximum, through 2012.



                              Fiscal Years Ending                                         Operating
---------------------------------------------------------------------------------    ---------------------
---------------------------------------------------------------------------------    ---------------------
                                      2004                                                      $ 497,126
                                      2005                                                        461,978
                                      2006                                                        423,617
                                      2007                                                        412,713
                                      2008                                                        380,541
                                  Later years                                                   1,038,444
                                                                                     ---------------------
Total minimum lease payments                                                                  $ 3,214,419
                                                                                     =====================



2. Contingencies

The Company is involved in a lawsuit arising in the normal course of business regarding product liability. The Company, like any other retailer, distributor and manufacturer of products that are designed to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. With respect to product liability claims, Global has $1.0 million per occurrence and $2.0 million in aggregate liability insurance subject to a self-insurance retention of $25,000. The Company was named as a defendant in a products liability lawsuit, Gil v. Global Health Trax, Inc., filed in the Superior Court of the State of Arizona on June 18, 2002. The case went to trial on April 4, 2004. The Company's insurance carrier is providing the defense. On April 12, 2004, the Company obtained a favorable court decision in Gil v. Global Health Trax, Inc. In the opinion of management, it is not anticipated that the plaintiffs will appeal.

NOTE L - EMPLOYEE BENEFIT PLAN

The Company has an employee benefit plan under Section 401(k) of the Internal Revenue Code. This plan covers employees who are at least 18 years of age and have been employed by the Company longer than three months. The Company is not obligated to make matching contributions. The Company may make a discretionary contribution based on earnings. The Company's discretionary contributions vest at 25 percent per year beginning with the first year. Contributions made by the Company to the plan in the United States for the years ended 2003, and 2002 were $10,135, and $8,035 respectively.

NOTE M - RELATED PARTY TRANSACTIONS

The Company's Co-founder, Chairman of the Board, Chief Executive Officer and President (the President) is the sole beneficial owner and single largest shareholder of the Company owning 41.41% of the Company's issued and outstanding shares as of December 31, 2003 and 50% in 2002. The President is a 50% owner of Health Services International, Inc. (HSI).

The Executive Vice President is the sole beneficial owner and second largest shareholder of the Company, owning 40.99% of the Company's issued and outstanding shares as of December 31, 2003 and 50% in 2002. The Executive Vice President is a 50% owner of HSI. The Company leases a residential unit for the use of the Executive Vice President on a month-to-month basis. In 2003, the Company advanced $40,037 to the Executive Vice President (See Note H).

The Company had one transaction with HSI for $35,000 in 2002. The amount receivable from HSI was $32,097 at December 31, 2003. The amounts loaned were for product purchases which were paid by the Company on behalf of HSI. The Company anticipates full repayment from HSI.

The President and Executive Vice President are related to individuals who loaned the Company $150,000 and $5,042, respectively, plus accrued interest, that was converted into stock of the Company in 2003. (See Note H).

The Vice President of Training received directly or through his wholly owned corporation, $140,018 and $79,330 in 2003 and 2002, respectively, for services rendered to the company. On October 1, 2003, the Company issued 500,000 (1,000,000 post-split) shares of its stock to the Vice President of Training for note receivable of $125,000. The note bears interest at 5%, is collateralized by the stock issued, and is due December 31, 2006. In connection with this transaction, the Company recorded $75,000 as deferred compensation and additional paid-in capital in the stockholders' equity (deficiency) section of the accompanying financial statements. Amortization of the deferred compensation related to the stock issued to the Vice President of Training in 2003 totaled $5,766 for the year ended December 31, 2003.

The Company's landlord through notes payable conversions and purchases of stock has accumulated two million shares of the Company's common stock. This represents 8.3% of the Company's outstanding common stock at December 31, 2003.

NOTE N - SUBSEQUENT EVENTS

An aggregate of 3,195,500 of incentive stock options and nonstatutory stock options were granted in the first and second quarters of 2004 under the 2003-2004 Employee Stock Option Plan.

                    GLOBAL HEALTH TRAX, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 As of September 30, 2004 and December 31, 2003


                                  ASSETS
                                                                             September 30,      December 31, 2003
                                                                                 2004
                                                                              (Unaudited)
                                                                            ----------------    ------------------
                                                                            ----------------    ------------------
CURRENT ASSETS
Cash and cash equivalents                                                         $ 309,350             $ 242,455
Accounts receivable, net of allowance for doubtful accounts
     of $7,086 and $7,742, respectively                                              50,358                24,977
Inventory                                                                         1,140,956               633,034
Prepaid expenses                                                                    152,029                87,097
Other                                                                                18,134                 1,714
                                                                            ----------------    ------------------
       Total current assets                                                       1,670,827               989,277
                                                                            ----------------    ------------------

Plant and equipment, net of accumulated depreciation of
     $537,072 and $385,061, respectively                                            902,441               881,790
                                                                            ----------------    ------------------

Intangible assets, net of accumulated amortization of $325,351     and
$224,077 respectively                                                               286,868               309,805
                                                                            ----------------    ------------------

OTHER ASSETS
       Deposits                                                                     145,508                63,030
       Other receivable, related party                                                    -                33,782
       Interest receivable                                                            6,250                 1,562
                                                                            ----------------    ------------------
           Total other assets                                                       151,758                98,374
                                                                            ----------------    ------------------

Total assets                                                                      $3,011,894           $2,279,246
                                                                            ================    ==================



The accompanying notes are an integral part of these statements.

                                    GLOBAL HEALTH TRAX, INC. AND SUBSIDIARIES
                                           CONSOLIDATED BALANCE SHEETS
                                 As of September 30, 2004 and December 31, 2003

                                                         LIABILITIES & STOCKHOLDERS' EQUITY
                                                                             September 30,      December 31, 2003
                                                                                 2004
                                                                              (Unaudited)
                                                                            ----------------    ------------------
CURRENT LIABILITIES:
Cash overdraft                                                                    $ 266,881             $ 172,383
Accounts payable                                                                  1,122,356               642,501
Accrued expenses                                                                     65,626                63,864
Accrued commissions                                                                 314,700               244,462
Capital leases payable, current portion                                              45,368                42,202
Notes payable, current portion                                                       36,164             -
Note payable, related party                                                         100,000             -
Deferred income                                                                     197,152               105,436
                                                                            ----------------    ------------------
                                                                            ----------------    ------------------
       Total current liabilities                                                  2,148,247             1,270,848
                                                                            ----------------    ------------------

LONG-TERM LIABILITIES:
Notes payable                                                                       353,555               263,970
Capital leases payable                                                               55,405                91,401
Other payable                                                                         3,416                 2,700
                                                                            ----------------    ------------------
       Total long-term liabilities                                                  412,376               358,071
                                                                            ----------------    ------------------

           Total liabilities                                                      2,560,623             1,628,919
                                                                            ----------------    ------------------

STOCKHOLDERS' EQUITY
Preferred stock, authorized 10,000,000 shares with no par value,
     none issued and outstanding                                                   -                    -
Common stock, authorized 100,000,000 shares common stock
     with no par value; issued and outstanding 25,105,206 and
     24,149,308, respectively                                                     1,987,993             1,560,193
Stock subscriptions receivable                                                    (187,500)             (125,000)
Additional paid in capital - stock based compensation                               697,000                75,000
Deferred stock based compensation                                                 (316,849)              (69,234)
Retained earnings (deficit)                                                     (1,729,373)             (790,632)
                                                                            ----------------    ------------------
       Total stockholders' equity                                                   451,271               650,327
                                                                            ----------------    ------------------

Total liabilities and stockholders' equity                                      $ 3,011,894           $ 2,279,246
                                                                            ================    ==================


The accompanying notes are an integral part of these statements.

                    GLOBAL HEALTH TRAX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS For The Nine Months Ended September 30, 2004 and September 30, 2003

                                                                         September 30,         September 30,
                                                                             2004                  2003

(Unaudited) (Unaudited)
                                                                       ------------------    ------------------
     Revenue
             Net sales                                                       $ 7,762,912           $ 5,459,628

     Cost of sales                                                             4,790,017             3,205,606
                                                                       ------------------    ------------------

     Gross profit                                                              2,972,895             2,254,022
                                                                       ------------------    ------------------

     Operating expenses
             Amortization & depreciation                                         237,734               142,782
             Other selling, general and administrative                         3,633,211             1,973,947
                                                                       ------------------    ------------------
                 Total operating expenses                                      3,870,945             2,116,729

                                                                       ------------------    ------------------
     (Loss) income from operations                                             (898,050)               137,293
                                                                       ------------------    ------------------

     Other income and (expense)
             Interest expense                                                   (40,691)              (80,218)
                                                                       ------------------    ------------------
                 Total other income and (expense)                               (40,691)              (80,218)

                                                                       ------------------    ------------------
     (Loss) income before income tax provision                                 (938,741)                57,075
                                                                       ------------------    ------------------

             Current tax provision                                             -                        26,198
             Deferred tax provision                                            -                      (26,198)
                                                                       ------------------    ------------------
                 Total tax provision                                           -                     -

                                                                       ------------------    ------------------
     Net (loss) income                                                        $(938,741)              $ 57,075
                                                                       ==================    ==================

     Income (loss) per common share:
             Basic and diluted                                                $  ( 0.04)               $  0.00
                                                                       =      ==========     ==        =======
     Weighted average common and dilutive common equivalent shares outstanding:
                 Basic and diluted                                            24,397,856            20,522,382
                                                                       ==================    ==================

The accompanying notes are an integral part of these statements.

                    GLOBAL HEALTH TRAX, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY For The Nine Months Ended September 30, 2004 (Unaudited)

                           ----------------------------   ------------- -- ------------- -- -------------- -- ----------- -- -----

                                                                        --               --                --             --




                                   Additional
                                                                             Paid In          Deferred
                                  Common Stock               Stock           Capital            Stock          Retained
                                                          Subscriptions      - Stock            Based          Earnings
                                      Based
                             Number           Amount       Receivable      Compensation     Compensation      (Deficit)       Total
                           ------------    ------------   -------------    -------------    --------------    -----------    ------

Balance, January 1, 2004    24,149,308  $    1,560,193  $    (125,000)  $        75,000  $                 $   (790,632)  $ 650,327
                                                                                                 (69,234)

Stock issued for cash                                           -                -                -                -
                               455,898         365,300                                                                      365,300

Stock issued for note
receivable                    500,000           62,500        (62,500)          137,500         (137,500)          -             -


Stock options issued            -               -               -               484,500                            -             -
                                                                                                (484,500)

Amortization of deferred
compensation                    -               -               -                -                374,385          -        374,385

Net loss                        -               -               -                -                -            (938,741)
                                                                                                                           (938,741)

                           ------------    ------------   -------------    -------------    --------------    -----------    ------
Balance, September 30,      25,105,206  $    1,987,993  $    (187,500)  $       697,000  $      (316,849)  $  (1,729,373) $ 451,271
2004
                           ============    ============   =============    =============    ==============    ===========    ======

The accompanying notes are an integral part of these statements.

                    GLOBAL HEALTH TRAX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS For The Nine months Ended September 30, 2004 and September 30, 2003

                                                                                September 30,        September 30,
                                                                                    2004                  2003

(Unaudited) (Unaudited)
                                                                              ------------------    -----------------
Cash flows from operating activities
        Net (loss) income for the period                                       $    (938,741)        $
                                                                                                    57,074
        Adjustments to reconcile net (loss) income for the period to net cash provided by operating activities
             Amortization and depreciation                                              266,462              158,914
             Amortization of deferred compensation                                      374,385                    -
             Loss on disposal of asset                                                   38,130                    -
             Accounts receivable                                                       (25,381)               14,200
             Inventory                                                                (507,922)            (141,465)
             Prepaid expenses                                                          (64,932)             (49,108)
             Income tax receivable                                                            -               27,582
             Other assets                                                              (16,420)              (6,301)
             Deposits                                                                  (82,478)             (12,417)
             Interest receivable                                                        (4,688)                    -
             Accounts payable                                                           481,105              103,794
             Accrued expenses                                                             1,762               78,886
             Accrued commissions                                                         70,238               82,227
             Other payables                                                                 716                1,800
             Deferred income                                                             91,716               37,998
                                                                              ------------------    -----------------
                  Net cash provided by operating activities                           (316,050)              353,185
                                                                              ------------------    -----------------

Cash flows from investing activities
        Purchase of plant and equipment                                               (223,969)            (485,444)
        Related party loans                                                              33,782             (41,846)
        Purchases of intangible assets                                                 (78,336)            (157,892)
                                                                              ------------------    -----------------
             Net cash used in investing activities                                    (268,523)            (685,182)
                                                                              ------------------    -----------------

Cash flows from financing activities
        Proceeds from notes payable                                                     126,000              269,617
        Proceeds from note payable, related party                                       100,000                    -
        Principal payments on notes payable                                             (1,500)             (21,670)
        Principal payments on capital leases payable                                   (32,830)             (50,406)
        Bank overdraft                                                                   94,498             (11,403)
        Proceeds from stock issuance                                                    365,300              321,234
                                                                              ------------------    -----------------
             Net cash provided by financing activities                                  651,468              507,372
                                                                              ------------------    -----------------

The accompanying notes are an integral part of these statements.

                    GLOBAL HEALTH TRAX, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
       For The Nine Months Ended September 30, 2004 and September 30, 2003



Increase in cash and cash equivalents during the period                                     66,895                175,375

        Cash and cash equivalents, beginning of period                                     242,455                160,034
                                                                               --------------------   --------------------
        Cash and cash equivalents, end of period                                          $309,350              $ 335,409
                                                                               ====================   ====================

Supplemental disclosure of cash flow information: Cash paid for:
                Interest                                                                  $ 39,713               $ 62,571
                                                                               ====================   ====================
                Income taxes
                                                                                                 -                      -
                                                                               ====================   ====================

        Non-cash investing and financing activities:

                Stock issued for note receivable                                      $     62,500            $         -
                                                                               ====================   ====================
                                                                               ====================   ====================
                Intrinsic value of stock issued to officer                                $137,500                 $    -
                                                                               ====================   ====================
                                                                               ====================   ====================
                Interest payable added to principal amount of notes payable
                                                                                                 $         $            -
                                                                                             1,248
                                                                               ====================   ====================
                                                                               ====================   ====================
                Issuance of stock options                                               $  484,500                      -
                                                                               ====================   ====================
                                                                               ====================   ====================
                Acquisition of equipment through capital leases payable
                                                                                  $              -               $180,161
                                                                               ====================   ====================
                                                                               ====================   ====================
                Increase in intangible asset and decrease in prepaid expenses
                                                                                            $    -               $ 85,000
                                                                               ====================   ====================
                                                                               ====================   ====================
                Stock issued for conversion of notes payable                                $    -               $921,230
                                                                               ====================   ====================
                                                                               ====================   ====================
                Stock cancelled for other receivables, related party                        $    -               $ 40,037
                                                                               ====================   ====================
                                                                               ====================   ====================
                Interest payable added to principal amount of convertible
                notes payable                                                               $    -               $ 17,647
                                                                               ====================   ====================
                                                                               ====================   ====================
                Acquisition of equipment through notes payable                              $    -               $ 25,000
                                                                               ====================   ====================
                                                                               ====================   ====================
                Acquisition of service through notes payable
                                                                                            $    -               $ 10,000
                                                                               ====================   ====================

The accompanying notes are an integral part of these statements.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.       Basis of Presentation

The accounting and reporting policies of Global Health Trax, Inc. and Subsidiaries (the Company) conform with accounting principles generally accepted in the United States of America (US GAAP) and general practices in the manufacturing industry.

2.       Principles of consolidation

The consolidated financial statements include the accounts and operations of Global Health Trax, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

3.       Business activity

The Company is a Nevada corporation organized in 1997 and incorporated in 1999. The Company is engaged in the development, manufacture, marketing and distribution of its own nutrition and other wellness products through retail and wholesale home-based business entrepreneurs (members) and other direct sales venues. The Company is an international neutracutical manufacturing and wholesale distributor of proprietary health and wellness products, some of which are patented by the Company.

4.       Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes. Actual results could differ from those estimates.

5. Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less, when purchased, to be cash equivalents.

6.       Intangible assets

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", in connection with intangible assets. In accordance with SFAS No. 142, in addition to amortization, intangible assets are tested at least annually for impairment. Intangible assets include software development costs, patents and formulas, website development costs, good manufacturing practices, and training system developments and are amortized over periods ranging between three and five years.

7.       Inventory

Inventories are stated at the lower of cost or market using the first-in, first-out method. The Company is implementing a standard costing inventory management system.

8.       Plant, and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost includes expenditures for major improvements and replacements and the net amount of interest cost associated with significant capital additions. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated useful lives. Leasehold improvements are amortized over the shorter of the life of the respective lease or the service life of the improvements. The straight-line method of depreciation and amortization is followed for financial reporting purposes.

Assets are depreciated utilizing the straight-line method of depreciation over the following estimated useful lives:

                        Computer and equipment                3  to    7  years
                        Furniture and fixtures                3  to    7  years
                        Vehicles                              3  to    5  years
                        Leasehold Improvements                7  to   10  years

Maintenance, repairs, and renewals, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. These long-lived assets are generally evaluated on an individual basis in making a determination as to whether such assets are impaired. Periodically, the Company reviews its long-lived assets for impairment based on estimated future nondiscounted cash flows attributed to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. There has been no impairment loss recorded for the nine months ended September 30, 2004 and 2003. Gains or losses on dispositions of property and equipment are included in earnings as they occur. The Company generally capitalizes assets with a cost in excess of one thousand dollars.


9. Revenue recognition and deferred revenue

Revenue recognition and deferred revenue

The Company receives payment, primarily via credit card for the sale of products at the time members and customers place orders. Sales are recorded as revenue at the time the product is shipped, at which point title transfers to the customer, and when collection is reasonably assured.. Payments received for unshipped products are recorded as deferred income and are included in current liabilities. At September 30, 2004 and December 31, 2003, there were no payments received for unshipped products. Product returns are tracked for a potential reserve founded on historical experience. Based on management's opinion, product returns in the nine months ended September 30, 2004 and 2003 were not material and a reserve for product returns and allowances was not provided for. Additionally, the Company collects an annual renewal fee from members, that is recognized on a straight-line basis over a subsequent twelve-month period. During the nine months ended September 30, 2004 and 2003, revenue from annual renewal fees totaled $91,716 and $39,354, respectively, and is included in revenue in the accompanying consolidated statement of operations. Annual renewal fees that the Company has received but which have not been recognized in revenue are recorded as deferred income and are included in current liabilities. At September 30, 2004 and December 31, 2003, annual renewal fees received but which had not been recognized in revenue totaled $197,152 and $105,436, respectively.

Under the guidelines of Emerging Issues Task Force No 01-09 ("EITF 01-09"), certain sales incentives offered by a company to customers, including discounts, coupons, and rebates, are generally presumed to be a reduction of the selling prices of products, and, therefore, should be characterized as a reduction of revenue when recognized in a company's income statement. Member incentives paid under our compensation plan include commissions and bonuses that are paid based on sales volume points assigned to products independent of the product's price and do not include discounts, coupons, or rebates. Currently, member incentives are classified as a component of operating expenses and we believe that this is the appropriate treatment, given the guidelines pursuant to EITF 01-09. Members and customers are generally charged for delivery of product. Net shipping and handling fees are included in net sales.

10.      Comprehensive Income

The Company has no items of other comprehensive income (loss) for the nine months ended September 30, 2004 and 2003.

11.      Income taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income tax assets and liabilities are provided based on the difference between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates in effect for the years in which these differences are expected to reverse. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. An allowance against deferred tax assets is recorded in whole or in part when it is more likely than not that such tax benefits will not be realized.

12.      Product return policy

All returned product within the first 60 days of purchase are refunded at 100 percent of the sales price to all first-time purchasers. This 60 day return policy is offered to members only on their first order of any given product offered by the Company. Returned product that was damaged during shipment to the customer is 100 percent refundable.

13. Product research and development

Product research and development costs are charged to expense as incurred. Research and development expenses were $31,360 and $13,489 for the nine months ended September 30, 2004 and 2003, respectively.

14. Shipping and handling fees

The Company nets excess shipping and handling fees billed to customers over the related costs to revenues. Such fees and costs are primarily comprised of outbound freight. Included in revenues in the accompanying consolidated statements of income are net shipping and handling fees of $61,916 and $69,826 for the nine months ended September 30, 2004 and 2003, respectively.

15.      Advertising

Advertising costs are charged to expense as incurred. Advertising expenses included in selling expenses were $136,367 and $53,211 for the nine months ended September 30, 2004 and 2003, respectively.

16.      Stock - based compensation

As described in Note C, the Company has elected to follow the accounting provisions of Accounting Principles Board Opinion (APBO) No. 25, "Accounting for Stock Issued to Employees," for stock-based compensation and to furnish the pro forma disclosures required under SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure."



17.      Earnings per share

Basic earnings (loss) per common share (EPS) are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on shares outstanding (computed as under basic EPS) and potentially dilutive common shares. As of September 30, 2004, the Company had granted stock options for 3,230,000 shares of common stock that are potentially dilutive common shares but are not included in the computation of loss per share because their effect would be anti-dilutive. As of September 30, 2003, the Company had no potentially dilutive securities that would effect the income per share if they were dilutive.

18. Fair value of financial instruments

The carrying value of the Company's cash and cash equivalents, accounts receivable, payables, cash overdrafts, accrued liabilities, and related party note payable approximate fair values due to the short-term maturity of the instruments. The carrying value of long-term obligations approximates the fair value based on the effective interest rates compared to current market rates.

19. Concentrations of credit risk

At September 30, 2004 and December 31, 2003, the Company held cash and cash equivalents, in the aggregate amount of $309,350 and $242,455, respectively, and most of these amounts were deposited with two banks. The majority of the Company's sales are made to members and retail customers. Consequently, the exposure to credit risks relating to trade receivables is limited. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. An appropriate allowance for doubtful accounts is included in trade accounts receivable.

20.      Reclassification

Certain 2003 balances have been reclassified to conform to the 2004 presentation.

21.      Recent accounting pronouncements

In January 2003, the FASB issued Interpretation Number 46, "Consolidation of Variable Interest Entities" ("FIN No. 46"). This Interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," provides guidance for identifying a controlling interest in a variable interest entity ("VIE") established by means other than voting interests. FIN No. 46 also requires consolidation of a VIE by an enterprise that holds such a controlling interest. In December 2003, FASB completed its deliberations regarding the proposed modification to FIN no. 46 and issued Interpretation Number 46 (R) "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN No. 46 (R)"). The decisions reached included a deferral of the effective date and provisions for additional scope exceptions for certain types of variable interests. Application of FIN No. 46 (R) is required in financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special-purpose entities for periods ending after December 15, 2004. The adoption of FIN No. 46 (R) is not expected to have an impact on the Company's consolidated financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It is effective for contracts entered into or modified after September 30, 2003, except as stated within the statement, and should be applied prospectively. Management believes the provisions of this Standard currently have no effect on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. Management believes the provisions of this Standard currently have no effect on our financial position or results of operations.

22. Interim consolidated financial statements

The consolidated financial statements as of and for the nine months ended September 30, 2004 and 2003 are unaudited. In the opinion of management, such consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) considered necessary for the fair presentation of the consolidated financial position and the consolidated results of operations have been included. The consolidated results of operations for the nine months ended September 30, 2004 and 2003 are not necessarily indicative of the results to be expected for the full year. The consolidated balance sheet information as of December 31, 2003 was derived from the audited consolidated financial statements for the year ended December 31, 2003. The interim consolidated financial statements should be read in conjunction with that report.


NOTE B -  INVENTORY

Inventory consisted of the following:
                                                        September 30, 2004      December 31, 2003
                                                        -------------------     -------------------
                      Raw materials                  $             442,878   $              64,510
                      Work in process                                    -                  32,866
                      Finished goods                               698,078                 535,658
                                                        -------------------     -------------------
                                                     $           1,140,956   $             633,034
                                                        ===================     ===================


NOTE C -  STOCK-BASED COMPENSATION

The Company has applied the disclosure provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- An Amendment of FASB Statement No. 123," for the quarters ended September 30, 2004 and 2003. Issued in December 2002, SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As permitted by SFAS No. 148, the Company continues to account for stock options under APB Opinion No. 25. For the nine month period ended September 30, 2004, as there was no active public market or other indication of the value of the shares underlying the options, the Company has not assigned any additional fair market value to the options in excess of its intrinsic value calculated in accordance with APB No. 25. For the nine month period ended September 30, 2004, the intrinsic value of the 3,230,000 stock options calculated in accordance with APB No. 25 was determined to be $484,500 and was recorded as deferred compensation and additional paid-in capital in the stockholders' equity (deficiency) section of the accompanying financial statements. Amortization of the deferred compensation related to the stock options totaled $343,343 for the nine month period ended September 30, 2004. For the nine month period ended September 30, 2004, the stock options did not have any additional fair value beyond their intrinsic value calculated in accordance with APB No. 25 and therefore there are no pro forma compensation costs presented.

In 2003, the Company adopted a stock option plan, the 2003-2004 Employee Stock Option Plan (the Plan), that provides for the granting of incentive stock options or nonstatutory stock options, as defined.

The Plan authorizes the Board of Directors or a committee appointed by the Board of Directors to grant incentive stock options to certain qualifying key employees. The aggregate number shares of common stock that may be optioned and sold under incentive stock options is 3 million shares. Optionees have the right to exercise the incentive stock options no sooner than the second anniversary date of hire by the Company, or, if the optionee has been an employee of the Company for over two years, then no sooner than one year from the date of grant. All incentive stock options granted expire 36 months from the date of grant. 2,510,000 of incentive stock options were granted in the nine months ended September 30, 2004, including 2,075,000 incentive stock options granted to executives of the Company.


The Plan also authorizes the Board of Directors to grant nonstatutory stock options to certain key employees and independent contractors who make significant contributions to the Company's growth and development. The aggregate number shares of common stock that may be optioned and sold under nonstatutory stock options is 1 million shares. Optionees have the right to exercise no more than one half of the total nonstatutory stock options granted no sooner than the first anniversary date of the grant. Optionees have the right to exercise the remaining nonstatutory stock options granted no sooner than the second anniversary date of the grant. All nonstatutory options granted herein shall expire 36 months from the date of this grant. The selection of recipients, the exercise price and the number of nonstatutory option shares to be allocated to each recipient is strictly within the discretion of the Board of Directors. 720,000 of nonstatutory stock options were granted in the nine months ended September 30, 2004, including 400,000 nonstatutory options granted to the Company's landlord (an 8.0% shareholder of the Company) and 125,000 nonstatutory options granted to relatives of executives of the Company.

The following summarizes information about stock options of the Company granted and outstanding at September 30, 2004:

                                                                Options                  Exercise Price
                                                        --- -----------------      --- -------------------
                                                        --- -----------------      --- -------------------
           Outstanding at January 1, 2004               $                  -        $                   -
           Granted                                                 3,230,000                         0.25
           Exercised                                                       -                            -
           Expired                                                         -                            -
                                                        --- -----------------      --- -------------------
                                                        --- -----------------      --- -------------------
           Outstanding at September 30, 2004            $          3,230,000        $                0.25
                                                        === =================      === ===================


NOTE D -  PLANT AND EQUIPMENT

Plant and equipment consisted of the following:



                                                                       September 30,       December 31, 2003
                        Plant and Equipment (A)                            2004
       ----------------------------------------------------------- -- ----------------     -------------------
       ----------------------------------------------------------- -- ----------------     -------------------
       Computer                                                             $ 541,382               $ 391,143
       Equipment                                                              403,560                 389,453
       Furniture and fixtures                                                  81,683                  69,463
       Vehicles                                                                19,182                  70,441
       Leasehold improvements                                                 393,706                 346,351
                                                                      ----------------     -------------------
                                                                      ----------------     -------------------
            Total                                                           1,439,513
                      Accumulated depreciation                              (537,072)                 (385,061)
                                                                      ----------------     -------------------
                                                                      ----------------     -------------------
                                 Net plant and equipment                    $ 902,441               $ 881,790
                                                                      ================     ===================

Depreciation expense for the nine months ended September 30, 2004 and 2003 was $165,178 and $105,574, respectively.

(A) Includes assets held under capital leases payable (See Note G).


NOTE E - INTANGIBLE ASSETS

Intangible assets consisted of the following:

                                                                         September        December 31,
                            Intangible Assets                            30, 2004             2003
         ---------------------------------------------------------     --------------    ----------------
         ---------------------------------------------------------     --------------    ----------------
         Software development                                              $ 132,630           $ 110,186
         Patents and formulas                                                159,139             159,139
         Website development                                                 195,450             139,557
         Good manufacturing practices                                         85,000              85,000
         Training system development                                          40,000              40,000
                                                                       --------------    ----------------
                                                                       --------------    ----------------
              Total                                                          612,219
                        Accumulated amortization                             (325,351)           (224,077)
                                                                       --------------    ----------------
                                                                       --------------    ----------------
                                     Net intangibles                       $ 286,868           $ 309,805
                                                                       ==============    ================

Amortization expense for the nine months ended September 30, 2004 and 2003 was $101,283 and $53,340, respectively.


NOTE F - NOTES PAYABLE

Notes payable

During the nine months ended September 30, 2004, the Company entered into two additional notes payable with an existing lender and a new one for $100,000. The notes totaling $50,000, have a stated interest rate of 10% and mature in 2005 with the $100,000 having a stated interest rate of 15% and maturing on February 15, 2005.



                                                                             September 30,      December 31,
                                                                                 2004               2003
                                                                            ---------------- -- --------------
            Notes payable at 10% interest, maturing December 31, 2005.
                                                                                  $ 353,555         $ 263,970
            Note payable at 10% interest, maturing on August 9, 2005.
                                                                                      20,164                -
            Notes payable at 10% interest, maturing on December 31, 2004.
                                                                                     16,000                 -
                                                                            ----------------    --------------
                                                                            ----------------    --------------
                                                                                    389,719           263,970
                 Less:  current portion                                              36,164                 -
                                                                            ----------------    --------------
                                                                                  $ 353,555     $     263,970
                                                                            ================    ==============

            Approximate principal repayments are as follows:                September 30, 2004
            --------------------------------------------------------------- -------------------
            --------------------------------------------------------------- -------------------
                                         2005                               $     36,164
                                         2006                                     353,555
                                                                            -------------------
                                                                            $    389,719
                                                                            ===================


Notes payable-related party

During the nine months ended September 30, 2004, the Company entered into a note payable with its Chief Financial Officer for $100,000, at 15% interest, maturing on February 25,2005.


NOTE G - CAPITAL LEASES PAYABLE

The Company follows the provisions of SFAS No. 13, "Accounting for Leases," in determining the criteria for capital leases. Leases that do not meet such criteria are classified as operating leases and related rentals are charged to expense in the year incurred.

The following is a summary by year of future minimum rental payments for capitalized leases that have initial or remaining noncancelable terms in excess of one year as of September 30, 2004:

                                 Year ending September 30,                                        Amount
      ---------------------------------------------------------------------------------    ---------------------
      ---------------------------------------------------------------------------------    ---------------------
                                            2005                                                       $ 59,487
                                            2006                                                         34,725
                                            2007                                                         21,695
                                            2008                                                          9,758
                                            2009                                                              -
                                                                                           ---------------------
      Total minimum lease payments                                                                      125,665
           Less: Estimated amount representing interest                                                (24,893)
                                                                                           ---------------------
                                                                                           ---------------------
      Present value of net minimum capital lease payments                                               100,772
           Less: Current portion                                                                       (45,367)
                                                                                           ---------------------
                                                                                           ---------------------
      Long-term obligations under capital leases at September 30, 2004                                 $ 55,405
                                                                                           =====================

At September 30, 2004 and December 31, 2003, capital lease assets as a component of net property and equipment were as follows:



                                                                         September 30,      December 31, 2003
                                      2004
                                                                         ---------------    -------------------
                                                                         ---------------    -------------------
                              Capital lease assets                             $168,042              $ 168,042
                                   Accumulated depreciation                      (46,722)               (17,988)
                                                                         ---------------    -------------------
                                                                         ---------------    -------------------
                                           Net capital lease assets            $121,320              $ 150,054
                                                                         ===============    ===================
(See Note J for operating lease disclosures).


NOTE H - INCOME TAXES

The provision for taxes for the nine months ended September 30, 2004 and 2003 consist of the following:
                                                               September 30, 2004      September 30, 2003
                                                               --------------------    --------------------
                                                               --------------------    --------------------
               Current:
                    Federal                                            $ -                        $ 22,268
                    State                                                      -                     3,930
                                                               --------------------    --------------------
                                                               --------------------    --------------------
                                                                               -                    26,198
               Deferred:
                    Federal                                                    -                  (22,268)
                    State                                                      -                   (3,930)
                                                               --------------------    --------------------
                                                               --------------------    --------------------
                                                                               -
                                                                                                  (26,198)
                                                               --------------------    --------------------
               Total tax provision                                     $ -                     $ -
                                                               ====================    ====================


Significant components of the Company's deferred income tax assets at September
30, 2004 and December 31, 2003 are as follows:

                                                               September 30, 2004       December 31, 2003
                                                               --------------------    --------------------
                                                               --------------------    --------------------
               Deferred income tax asset:
                    Net operating loss carry forward            $      405,000          $       219,000
                                                               --------------------    --------------------
                         Total deferred income tax asset                405,000                 219,000
                          Valuation allowance                         ( 405,000 )             ( 219,000 )
                                                               --------------------    --------------------
                                                               --------------------    --------------------
               Net deferred income tax asset                    $          -            $          -
                                                               ====================    ====================

Reconciliation of the effective income tax rate to the U. S. statutory rate is as follows:

                                                                    September 30,          December 31,
                                                                         2004                  2003
                                                                    ---------------       ---------------
                                                                    ---------------       ---------------
               Tax expense at the U.S. statutory
                    income tax rate                                         (34.0)  %             (34.0)  %
               Utilization of net operating loss carryforwards
                                                                             34.0                 34.0
                                                                    ---------------       ---------------
                                                                    ---------------       ---------------
               Effective income tax rate                                       -    %               -     %
                                                                    ===============       ===============

Deferred taxes are recorded to give recognition to temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years. Deferred tax liabilities generally represent items that we have taken a tax deduction for, but have not yet recorded in the Consolidated Statement of Operations.

Net operating loss carryforwards totaling approximately $1,038,000 federal and $590,000 state amounts at September 30, 2004 are being carried forward. The net operating loss carryforwards expire at various dates through 2024 for federal purposes and 2014 for state purposes.

A full valuation allowance has been established due to the lack of earnings as support for recognition of the deferred tax assets recorded.


NOTE I - STOCKHOLDERS' EQUITY

During the nine months ended September 30, 2004, the Company issued 955,898 shares of its stock for $365,300 in cash pursuant to a limited private placement at $0.45 and $.90 per share.

On June 28, 2004, the Company issued 500,000 shares of its stock to its Chief Financial Officer for a note receivable of $62,500. The note receivable bears interest at 5%, is collateralized by the stock issued, and is due December 31, 2006. In connection with this transaction, the Company recorded $137,500 as deferred compensation and additional paid-in capital in the stockholders' equity (deficiency) section of the accompanying financial statements. The deferred compensation will be amortized over the note's term commencing in July, 2004.


NOTE J - COMMITMENTS AND CONTINGENCIES

1.       Operating leases

Operations are currently conducted in leased facilities. The facility lease agreement is a non-cancelable operating lease and extends into 2012. The rent lease provides that property taxes, insurance, and maintenance expenses are the responsibility of the Company. The total rent expense for the nine months ended September 30, 2004, and 2003 was $162,915 and $176,391, respectively. The Company utilizes equipment under non-cancelable operating leases, extending through 2008. The equipment rental operating lease expense for the nine months ended September 30, 2004 and 2003 was $53,002 and $51,624, respectively. The following amounts contain the assumption that, in the normal course of business, any operating leases that expire within the time frame represented will be renewed or replaced by leases on other properties, assuming operations continue and will extend, at a maximum, through 2012.

                               Year Ending September 30,               Operating
                        ----------------------------------------    -----------------
                        ----------------------------------------    -----------------
                                         2005                              $ 497,126
                                         2006                                457,540
                                         2007                                417,584
                                         2008                                406,863
                                         2009                                377,616
                                      Later years                          1,132,848
                                                                    -----------------
                                                                    -----------------
                        Total minimum lease payments                     $ 3,289,577
                                                                    =================

2.       Contingencies

The Company is involved in a lawsuit arising in the normal course of business regarding product liability. The Company, like any other retailer, distributor and manufacturer of products that are designed to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. With respect to product liability claims, the Company has $1.0 million per occurrence and $2.0 million in aggregate liability insurance subject to a self-insurance retention of $25,000. The Company was named as a defendant in a products liability lawsuit, Gil v. Global Health Trax, Inc., filed in the Superior Court of the State of Arizona on September 18, 2002. The case went to trial on April 4, 2004. The Company's insurance carrier is providing the defense. On April 12, 2004, the Company obtained a favorable court decision in Gil v. Global Health Trax, Inc.

3.       Agreements

The Company has two strategic agreements with vendors at the present; Paradigm World Marketing (Paradigm) and Snowden Co., Ltd. (Snowden), both of which are headquartered in Japan.

Paradigm is being contracted to assist the Company in entering the Japanese market with its product line. They are contracted to use their best efforts to solicit and promote the sale of the Company's products to customers in Japan including product registration, corporate office representation, initiation of promotional and recruiting programs to attract business leaders, maintain a call center, process interim banking needs, and develop and translate collateral material for use in Japan. The contract calls for $29,700 in one-time fees for office setup, $10,000 in monthly fees for office maintenance, $10,000 per product registration and a graduated commission structure based on gross sales payable within ten day s of each succeeding month's end. The agreement contains performance clauses for one and two years.


Snowden is the supplier of one of the Company's primary products, which currently represents approximately 51% of the Company's net sales. The agreement with Snowden goes from July 1, 2004 through June 30, 2005. The price is established for this period and provides for exclusivity to the Company to sell its product in the United States of America, Canada, Mexico, Australia and New Zealand during the term of the agreement. Under the current agreement, the Company has agreed to purchase approximately $1.1 million dollars of inventory from Snowden. As of September 30, 2004, the Company has purchased one-half of the agreed upon amount under contract. The agreement is renewable so long as the minimum purchase amount is maintained.


NOTE K - EMPLOYEE BENEFIT PLAN

The Company has an employee benefit plan under Section 401(k) of the Internal Revenue Code. This plan covers employees who are at least 18 years of age and have been employed by the Company longer than three months. The Company is not obligated to make matching contributions. The Company may make a discretionary contribution based on earnings. The Company's discretionary contributions vest at 25 percent per year beginning with the first year. There were no contributions made by the Company to the plan for the nine months ended September 30, 2004 and 2003.


NOTE L - RELATED PARTY TRANSACTIONS

The Company's Co-founder, Chairman of the Board, Chief Executive Officer and President (the President) is the sole beneficial owner and single largest shareholder of the Company owning 38.4% of the Company's issued and outstanding shares as of September 30, 2004 and 44.1% as of September 30, 2003.

The Executive Vice President is the sole beneficial owner and second largest shareholder of the Company, owning 38.0% of the Company's issued and outstanding shares as of September 30, 2004 and 43.7% as of September 30, 2003.

Prior to July 1, 2004, the President and Executive Vice President each owned 50% of Health Specialties International, Inc.'s (HSI). Effective July 1, 2004, through a unanimous vote of its stockholders and directors, HSI stockholders gave 100% of their stock to the Company. In exchange for the stock, the Company transferred production related assets to HSI, its new wholly owned subsidiary.

The Vice President of Training received, directly or through his wholly owned corporation, for the nine months ended September 30, 2004 and 2003, $70,200 and $109,175, respectively, for non-payroll contracted services rendered to the Company. For the nine month period ending September 30, 2004, amortization of deferred compensation related to stock issued in 2003 to the Vice President of Training totaled $17,290.

For the nine month period ended September 30, 2004, amortization of deferred compensation related to stock issued in 2004 to the Chief Financial Officer totaled $13,743

The Company's landlord through notes payable conversions and purchases of stock has accumulated 2,000,000 shares of the Company's common stock. This represents 8.0% of the Company's outstanding common stock at September 30, 2004. The Company's landlord did not own any of the Company's outstanding common stock as of September 30, 2003.

NOTE M - SUBSEQUENT EVENT

Effective October 26, 2004, the Executive Vice President resigned as a director of the Company and from the executive offices held at the Company and HSI to care for a family member. The resignation was tendered as a six-month leave of absence.

                            GLOBAL HEALTH TRAX, INC.

                          [A Development Stage Company]

                                7,705,206 Shares

                                  Common Stock

                                 $1.25 Per Share

                                   PROSPECTUS

                            GLOBAL HEALTH TRAX, INC.

                        2465 Ash Street, Vista, CA 92083
                             Telephone: 760-542-3000
                             Facsimile: 800-673-4883
                         Email: ght@globalhealthtrax.com
                        Website: www.globalhealthtrax.com

                          ______________________, 2004

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Article Twelve of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or o for unlawful payments of dividends or unlawful stock purchase or redemption by us. Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of our common stock. None of the expenses will be paid by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

======================================== ==================== ===============
Registration Fees                        Approximately        $    1,219.43
---------------------------------------- -------------------- ---------------
Transfer Agent Fees                      Approximately        $    5,000.00
---------------------------------------- -------------------- ---------------
Legal Fees                               Approximately        $   40,000.00
---------------------------------------- -------------------- ---------------
Printing Fees                            Approximately        $    5,000.00
---------------------------------------- -------------------- ---------------
Accounting Fees                          Approximately        $   13,000.00
======================================== ==================== ===============

Recent Sales of Unregistered Securities


In connection with the organization of Global, and prior to any stock splits, Everett Hale, a founding shareholder of our company, provided labor and services in exchange for which for he was issued 20,000,000 shares of common stock. The stock issuances was in reliance upon the exemption from registration provided for Section 4(2) of the Securities Act of 1933. The aggregate value of the stock issued was established at $11,500. On June 15, 2003 Global conducted a 4 for 1 reverse split of its outstanding common stock which reduced Mr. Hale's ownership to 5,000,000 shares. On November 15, 2003 we conducted a 2 for 1 forward split of our common stock which increased Mr. Hales's ownership to 10,000,000 shares. Similarly, in connection with the organization of Global, and prior to any stock splits, Lorin Dyrr, a founding shareholder of our company, provided labor and services in exchange for which for she was issued 20,000,000 shares of common stock. The aggregate value of the stock was established at $11,500. The stock issuances was in reliance upon the exemption from registration provided for
Section 4(2) of the Securities Act of 1933. The aggregate value of the stock issued was its par value. On June 15, 2003 Global conducted a 4 for 1 reverse split of its outstanding common stock which reduced Ms. Dyrr's ownership to 5,000,000 shares. Ms. Dyrr also agreed at that time to sell 50,000 shares of her stock to the corporation in exchange for the retirement of debt owed by her in the amount of $40,037. On November 15, 2003 we conducted a 2 for 1 forward split of our common stock which increased Mr. Hales's ownership to 10,000,000 shares and Ms. Dyrr's ownership to 9, 900,000 shares. In addition, Global officer and director Russell Chaisson was issued 1,000,000 shares (500,000 pre 2 for 1 forward split) of common stock in 2003 in exchange for a promissory note in the amount of $125,000. The stock issuances was in reliance upon the exemption from registration provided for Section 4(2) of the Securities Act of 1933. The aggregate value of the stock issued was its par value.

Further, we have recently completed our capitalization with a private offering that resulted in $2,010,030 in proceeds to Global, including the conversion of debt for stock. The private offering was commenced on June 23, 2003 and closed on August 12, 2004. The stock issuanced in the private offering was in reliance upon the exemption from registration provided for Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated there under by the Securities And Exchange Commission. These proceeds were contributed by the selling shareholders set forth elsewhere in this prospectus in exchange for an aggregate of 3,705,206 shares of common stock. We have also adopted a non-qualified employee and independent contractor incentive stock option plan for which we have reserved a total of 3,000,000 and 1,000,000 shares of common stock respectively. Mr. Hale and Ms. Dyrr are eligible to participate in the employee incentive stock option plan and were each issued 1,000,000 options under the plan on January 2, 2004. The stock issuances was in reliance upon the exemption from registration provided for Section 4(2) of the Securities Act of 1933.

In addition, during 2003 notes and debts payable of $1,034,206, including accrued interest, were converted into 2,046,434 shares of common stock in reliance on the exemption from registration provided for by Section 4(2) of the Securities Act of 1933. The shareholders and the amount of debt retired are as follows: William Beck was issued 11,111 shares retire a debt of $10,000; Russell Chiasson was issued 125,000 shares in exchange for a promissory note in the amount of $125,000; Todd Dempsey was issued 5,042 shares to retire a debt of $4,500; Tom Dixson, Global's landlord on its manufacturing facility, was issued 755,556 shares to retire a debt of $670,000; Diana Dyrr was issued 5,602 shares to retire a debt of $5,042; Frances and E. Phillip Hale were issued 168,082 shares to retire a debt of $150,000; J. Vincent Construction was issued 27,960 shares to retire a debt of $25,164; Ted McGinnis was issued 5,042 shares to retire a debt of $4,500; and Larry Trinton was issued 44,822 shares to retire a debt of $40,000.


                                      II-2


























Exhibits

Copies of the following documents are filed with this registration statement, Form SB-2, as exhibits:

Exhibit No.



1.1           Subscription Agreement*

3.1           Articles of Incorporation*

3.2           Certificate of Amendment to Articles of Incorporation*

3.3           Certificate of Amendment to Articles of Incorporation*

3.4           Bylaws*

4.0           Specimen Stock Certificate*

5.0           Executed Opinion Re: Legality*

10.1          Manufacturing Facility Lease*


10.2          Snowden Co., Ltd. Agreement*

10.3          Paradigm World Marketing Agreement*


23.1          Consent of Auditors

23.2          Consent of Counsel*

*Previously filed.

Undertakings

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To specify in the prospectus any facts or events arising after the effective date of the registration statement, or most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b),
Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Vista, California on January 26, 2005.


Global Health Trax, Inc.

By:

/s/Everett Hale
Everett Hale, Chief Executive Officer

/s/ Henry Leonard
Henry Leonard, Chier Financial Officer


/s/ Henry Leonard
Henry Leonard, Chief Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated on January 26, 2005.


/s/Everett Hale
Everett Hale, Director

/s/Henry Leonard
Henry Leonard, Director

/s/Russell Chaisson
Russell Chaisson, Director

Exhibits

Copies of the following documents are filed with this registration statement, Form SB-2, as exhibits:

Exhibit No.


1.1           Subscription Agreement*

3.1           Articles of Incorporation*

3.2           Certificate of Amendment to Articles of Incorporation*

3.3           Certificate of Amendment to Articles of Incorporation*

3.4           Bylaws*

4.0           Specimen Stock Certificate*

5.0           Executed Opinion Re: Legality*

10.1          Manufacturing Facility Lease*


10.2          Snowden Co., Ltd. Agreement*



10.3          Paradigm World Marketing Agreement*


23.1          Consent of Auditors

23.2          Consent of Counsel*



*Previously filed.